SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
SHOPSMITH, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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SHOPSMITH, INC.
6530 Poe Avenue
Dayton, Ohio 45414
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 6, 2005
TO THE SHAREHOLDERS OF SHOPSMITH, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Shopsmith, Inc., an Ohio corporation (the “Company”), will be held at the offices of Company, 6530 Poe Avenue, Dayton, Ohio at 9:30 a.m., on Tuesday, December 6, 2005, for the following purposes:
1. To approve an amendment to the Company’s Amended Articles of Incorporation to effect a reverse stock split of the Company’s outstanding Common Shares, whereby the Company will effect a 1-for-500 reverse stock split, such that shareholders owning less than 500 Common Shares will have such shares cancelled and converted into the right to receive $0.27 in cash for each share owned, immediately followed by a 500-for-1 forward stock split (the “Reverse Stock Split”);
2. To approve an amendment to the Company’s Amended Articles of Incorporation to effect a reduction in the Company’s stated capital from $2,806,482 to $26,052 (the “Capital Reduction”);
3. To elect two directors of the Company to serve a term of two years;
4. To approve the appointment of Crowe Chizek and Company LLC as the independent public accountants for the Company for the fiscal year ending April 1, 2006; and
5. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.
All of the above matters are more fully discussed in the accompanying Proxy Statement. Management is not aware of any other matters that will come before the meeting.
The Board of Directors has fixed the close of business on October 19, 2005 as the Record Date for the determination of shareholders entitled to notice of and vote at the Annual Meeting and any adjournment thereof, and only shareholders of record at such time will be so entitled to vote.
It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold. Please complete, sign and mail the enclosed proxy in the accompanying envelope promptly, whether or not you intend to be present at the meeting. If you attend the Annual Meeting in person, you may revoke the previously submitted proxy and vote in person on all matters submitted at the Annual Meeting.
THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
By Order of Board of Directors,
  J. Michael Herr
      Secretary
October 27 , 2005
Dayton, Ohio

i

SHAREHOLDERS’ PROPOSALS	47
WHERE YOU CAN FIND MORE INFORMATION	47
APPENDIX A	1
APPENDIX B	1

ii

SUMMARY TERM SHEET
This summary term sheet highlights selected information from the Proxy Statement and addresses the material terms of the proposed Reverse Stock Split and Capital Reduction. For a complete description, you should carefully read the Proxy Statement and all of its Appendices before you vote.
Reverse Stock Split and Capital Reduction
•	The Board of Directors of the Company has authorized a 1-for-500 reverse stock split of our Common Shares, followed by a forward stock split of our Common Shares on a 500-for-1 basis, which we refer to as the Reverse Stock Split. Shareholders owning less than 500 shares at the effective time will receive $0.27 for each share. Shareholders who own 500 or more shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of Common Shares they held immediately before the effective time of the transaction. As a result, the total number of shares held by such a shareholder will not change after completion of the transaction.

•	The Reverse Stock Split is part of a plan to make the Company a private company. Our Board has determined that the Reverse Stock Split is fair to and in the best interest of all of our unaffiliated shareholders, including those being redeemed pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split. See also the information under “Proposal No. 1 — Recommendation of the Board of Directors” and “Special Factors — Fairness of the Transaction and Recommendation of the Board.”

•	All of our directors and executive officers as well as the Affiliated Persons, who together own 789,685 Common Shares that represent approximately 30.3% of the voting power of the Company, have indicated that they intend to vote, or cause to be voted, all of these shares in favor of the Reverse Stock Split. Approval of the Reverse Stock Split requires the affirmative vote of the holders of a majority of our outstanding Common Shares or 1,305,221 Common Shares. Thus, at least 515,536 Common Shares or 28.3% of the Common Shares held by Unaffiliated Persons must be voted in favor of the Reverse Stock Split for it to be approved. See also the information under the captions “Proposal No. 1 — Special Interests of Directors, Officers, and the Affiliated Persons in the Reverse Stock Split” and “Special Factors — Effect of the Reverse Stock Split” in this Proxy Statement. The “Affiliated Persons” are (i) John R. Folkerth who is Chairman of the Board and Chief Executive Officer of the Company and (ii) Robert L. Folkerth who is President, Chief Operating Officer and a Director of the Company. The Affiliated Persons together beneficially own 28.3% of the Company’s outstanding Common Shares.

•	Our Board recommends that all shareholders vote in favor of the Reverse Stock Split. See also the information under the captions “Special Factors - Purpose of the Reverse Stock Split”; “Proposal No. 1 -Recommendation of the Board of Directors”; and “Special Factors — Fairness of the Transaction and Recommendation of the Board” in this Proxy Statement.

•	The Reverse Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our public company obligations. See also the information under the captions “Special Factors — Effect of the Reverse Stock Split.”

•	If the Reverse Stock Split is approved, we will be eligible to cease filing periodic reports with the Securities and Exchange Commission, which we refer to as the SEC. See also the information under the captions “Special Factors — Purpose of the Reverse Stock Split”; “Proposal No. 1 - Recommendation of the Board of Directors”; and “Special Factors — Fairness of the Transaction and Recommendation of the Board” in this Proxy Statement.

•	The Board retained Donnelly Penman & Partners (“Donnelly Penman”) to provide an opinion as to the fairness, from a financial point of view, of the Reverse Stock Split to the Company’s shareholders. The full text of the written opinion of Donnelly Penman, which sets forth assumptions made, procedures followed, matters considered, and qualifications and limitations of scope of the review undertaken in connection with the opinion, is attached to this Proxy Statement as Appendix A. Shareholders are urged to, and should, read the opinion carefully and in its entirety. For a more detailed discussion of Donnelly Penman’ opinion, see the information under the caption “Special Factors - Fairness of the Transaction and Recommendation of the Board” and “Special Factors — Opinion of Financial Advisor” in this Proxy Statement.

•	You are not entitled to appraisal rights under Ohio General Corporation Law, even if you dissent from approval of the Reverse Stock Split. See also the information under the caption “Proposal No. 1 - Dissenters’ and Appraisal Rights” in this Proxy Statement.

•	The Board has set the cash consideration to be paid for fractional shares resulting from the reverse stock split at $0.27 per share. The Board approved such price, based upon the factors the Board deemed relevant, as described in greater detail in the sections of this Proxy Statement entitled, “Special Factors — Fairness of the Transaction and Recommendation of the Board,” and “Proposal No. 1 — Recommendation of the Board of Directors.”

•	Section 1701.35(B) of the General Corporation Law of Ohio provides that a corporation may not purchase or redeem its own shares, including fractional shares, if immediately after giving effect to the purchase the corporation’s assets would be less than its liabilities plus its stated capital. The Board of Directors has proposed the Capital Reduction in order that the purchase of fractional shares in the Reverse Stock Split will not violate such section of Ohio law. See the information under the caption “Proposal No. 2 - Capital Reduction.”

•	Following the Reverse Stock Split, the Company expects to have approximately 100 shareholders of record and, as a result, the Company intends to terminate the registration of the Common Shares under Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act. This will mean that the Company’s duty to file periodic reports with the SEC will be suspended, and the Company will no longer be classified as a public reporting company. Please see the section of this Proxy Statement entitled “Special Factors — Effect of the Reverse Stock Split” for a more detailed discussion of the foregoing.

PROXY STATEMENT
SHOPSMITH, INC.
ANNUAL MEETING OF SHAREHOLDERS
December 6, 2005
INTRODUCTION
The accompanying proxy is being solicited by the Board of Directors of Shopsmith, Inc., an Ohio corporation (the “Company”), on behalf of the Company for use at the Annual Meeting of Shareholders of Shopsmith, Inc., an Ohio corporation (the “Company”), to be held at the principal office of the Company, 6530 Poe Avenue, Dayton, Ohio at 9:30 a.m., on Tuesday, December 6, 2005 and at any adjournment thereof. The approximate date on which this Proxy Statement and the form of proxy are being sent to shareholders is on or about October 27, 2005.
At the Annual Meeting, shareholders will consider and vote on:
1. Approval of an amendment to the Company’s Amended Articles of Incorporation to effect a reverse stock split of the Company’s outstanding Common Shares, whereby the Company will effect a 1-for-500 reverse stock split, such that shareholders owning less than 500 Common Shares will have such shares cancelled and converted into the right to receive $0.27 in cash for each share owned, immediately followed by a 500-for-1 forward stock split (the “Reverse Stock Split”);
2. Approval of an amendment to the Company’s Amended Articles of Incorporation to effect a reduction in the Company’s stated capital from $2,806,482 to $26,052 (the “Capital Reduction”);
3. Election of two directors of the Company to serve a term of two years;
4. Approval of the appointment of Crowe Chizek and Company LLC as the independent public accountants for the Company for the fiscal year ending April 1, 2006; and
5. Transaction such other business as may properly come before the meeting or any adjournment(s) thereof.
The Board of Directors recommends that shareholders vote FOR the amendment to the Company’s Amended Articles of Incorporation to effect the Reverse Stock Split, FOR the amendment to the Company’s Amended Articles of Incorporation to effect the Capital Reduction, FOR the election as directors of the nominees named herein, and FOR the approval of the appointment of independent public accountants for the Company.
The address of the Company’s principal office is set forth above and its telephone number at such office is 937-898-6070. The cost of preparing and mailing the enclosed material is to be borne by the Company.
THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxies and Election Inspector
Proxies that are properly executed and duly returned to the Company will be voted in accordance with the instructions contained therein. If no instruction is given with respect to any proposal to be acted upon, the proxy will be voted in favor of the proposals set forth therein. Each proxy granted may be revoked at any time prior to its exercise by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the Annual Meeting.
Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as election inspector for the meeting. Abstentions and broker non-votes will be included in the determination of the number of shares represented at the meeting for quorum purposes. Abstentions and broker non-votes will be disregarded in the election of directors and will have the effect of votes against approval of the Reverse Stock Split, the Capital Reduction, and the appointment of independent public accountants.
In connection with the election of directors to the Board of Directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Directors to be elected by those shares, will be elected and votes cast against a candidate or votes withheld will have no legal effect.
Voting Securities and Vote Required
The only class of voting securities of the Company is its common shares, without par value, which we refer to as the Common Shares, each share of which entitles the holder thereof to one vote. As of October 19, 2005, the Record Date, there were 2,605,233 Common Shares outstanding and entitled to vote at the Annual Meeting or any adjournment thereof. A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum for all matters to be voted on at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of the outstanding Common Shares is necessary to approve the amendments to the Amended Articles of Incorporation; the affirmative vote of a majority of the Common Shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the adoption of the proposal to approve the appointment of independent accountants; and in the election of directors, nominees will be elected by a plurality of the votes cast, in person or by proxy, and entitled to vote on the election of directors.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE REVERSE STOCK SPLIT
Q: Why am I receiving these materials?
A: The Board is providing these proxy materials for you in connection with the Annual Meeting, which will take place on Tuesday, December 6, 2005. As a shareholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the transaction described in this Proxy Statement.
Q: What information is contained in these materials?
A: The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, and other required information. Our Annual Report to Shareholders for the fiscal year ended April 2, 2005, our Annual Report on Form 10-K for this fiscal year, and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2005 are incorporated by reference in this Proxy Statement. With this Proxy Statement, we are providing you copies of our Annual Report to Shareholders and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2005.
Q: What is the time and place of the Annual Meeting?
A: The Annual Meeting will be held at the corporate office of Shopsmith, Inc., in Dayton, Ohio at 9:30 a.m., Eastern Time, on Tuesday, December 6, 2005.

Q: Who is soliciting my proxy?
A: The Board of Directors of Shopsmith, Inc.
Q: What proposals will be voted on at the Annual Meeting?
A: You are being asked to vote on the approval of the proposed amendments to our Amended Articles of Incorporation that (i) will provide for a 1-for-500 reverse stock split followed immediately by a 500-for-1 forward stock split (the “Reverse Stock Split”) and (ii) will provide for a reduction of our stated capital account from $2,806,482 to $26,052 (the “Capital Reduction”). Shareholders whose shares are converted into less than one share in the reverse split (meaning they held fewer than 500 shares at the effective time of the transaction) will receive a cash payment from the Company for their fractional share interests equal to $0.27 in cash, without interest, for each Common Share they held immediately before the transaction. The Reverse Stock Split and Capital Reduction are referred to together as the “Transactions.” Shareholders who own 500 or more shares at the effective time of the Transactions will continue to own the same number of shares after the Transactions. The Company will have fewer than 500 shareholders after the Transaction, and intends to file a Form 15 with the SEC to deregister the Common Shares. Thereafter, the Company would no longer be subject to the reporting and related requirements of the Exchange Act. In addition, any trading in our Common Shares after the transaction will only occur in the “pink sheets” (a centralized quotation service that collects and publishes market maker quotes for securities) or in privately negotiated sales. You are also being asked to elect two directors, to approve the appointment of independent accountants, and to transact such other business as may properly come before the meeting.
Q: What is the Board’s voting recommendation?
A: Our Board has determined that the Reverse Stock Split and the Capital Reduction are advisable and in the best interests of the Company and its shareholders. Our Board has therefore unanimously approved the Reverse Stock Split and Capital Reduction and recommends that you vote “FOR” approval of these Transactions at the Annual Meeting.
The Board also recommends that you vote “FOR” the election of each director nominee named in this Proxy Statement and approval of independent accountants.
Q: What shares can I vote?
A: You may vote all Common Shares that you own as of the close of business on the Record Date, which was October 19, 2005. These shares include (i) shares held directly in your name as the “shareholder of record,” and (ii) shares held for you as the “beneficial owner” either through a broker or bank.
Q: What is the purpose of the Transactions?
A: If approved, the Transactions will enable the Company to go private and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The purpose behind the proposal and the benefits of going private include:
•	eliminating the costs associated with filing documents under the Exchange Act with the SEC;

•	eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

•	reducing the direct and indirect costs of administering shareholder accounts and responding to shareholder requests; and

•	affording shareholders holding fewer than 500 shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

Q: What does “going private” mean?
A: Following the Transactions, the Company will have fewer than 500 shareholders of record, will be eligible to terminate the registration of its Common Shares under the Exchange Act, and will become a “private company.” In this regard, the Company, by going private, will no longer have to file periodic reports, such as annual, quarterly, and other reports, with the SEC, and its executive officers, directors, and 10% shareholders will no longer be required to file reports relating to their transactions in the Common Shares with the SEC. Additionally, any trading in our Common Shares will occur only in “pink sheets” or in privately negotiated sales.
Q: What will I receive in the Reverse Stock Split?
A: If you own fewer than 500 Common Shares immediately before the effective time of the Reverse Stock Split, you will receive $0.27 in cash, without interest, from the Company for each share that you own. If you own 500 or more Common Shares at the effective time of the Reverse Stock Split, you will not receive any cash payment for your shares in connection with the Reverse Stock Split and will continue to hold the same number of Common Shares as you did before the Reverse Stock Split.
Q: What if I hold shares in street name?
A: The Company intends to treat shareholders holding Common Shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their name. However, nominees may have different procedures and shareholders holding Common Shares in street name should contact their nominees.
Q: How will the Company be operated after the Reverse Stock Split?
A: Assuming that the Company has fewer than 500 shareholders after the transaction, the Company will file a Form 15 to deregister its Common Shares under federal securities laws. Upon such filing, the Company would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the Reverse Stock Split is not anticipated to have any effect upon the conduct of such business. As a result of the Reverse Stock Split, shareholders who receive cash for their shares in the Reverse Stock Split will no longer have a continuing interest as shareholders of the Company and will not share in any future earnings and growth of the Company. Also, any trading in our Common Shares will only occur in the “pink sheets” or in privately negotiated sales, which will adversely affect the liquidity of the Common Shares.
Q: What are the federal income tax consequences of the Reverse Stock Split to me?
A: The receipt of the cash in the Reverse Stock Split will be taxable for Federal income tax purposes. Shareholders who do not receive cash in the Reverse Stock Split should not be subject to taxation as a result of the Transactions. To review the material tax consequences in greater detail, please read the discussion under “ Proposal No. 1 — Material Federal Income Tax Consequences.”
Q: If I own fewer than 500 shares, is there any way I can continue to be a shareholder of the Company after the Reverse Stock Split?
A: If you own fewer than 500 shares before the Reverse Stock Split, the only way you can continue to be a shareholder of the Company after the Transactions is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 500 shares on the effective date. However, we cannot assure you that any shares will be available for purchase.
Q: What happens if I own a total of 500 or more shares beneficially, but I hold fewer than 500 shares of record in my name and fewer than 500 shares with my broker in “street name”?

A: An example of this would be that you have 200 shares registered in your own name with our transfer agent, and you have 300 shares registered with your broker in “street name.” Accordingly, you are the beneficial owner of a total of 500 shares, but you do not own 500 shares of record or beneficially in the same name. If this is the case, as a result of the Reverse Stock Split, you would receive cash for the 200 shares you hold of record. You will also receive cash for the 300 shares held in street name.
Q: Should I send in my stock certificates now?
A: No. After the Reverse Stock Split is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.
Q: How can I vote my shares without attending the Annual Meeting?
A: Whether you hold your shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by signing your proxy card or, for shares held in street name, by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”
Q: Can I change my vote?
A: You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by signing a new proxy card bearing a later date (which automatically revokes the earlier dated proxy card) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously signed proxy appointment to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.
Q: How are votes counted?
A: You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Reverse Stock Split. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign and date your proxy card with no further instructions, your shares will be voted “FOR” the approval of the Reverse Stock Split, “FOR” the approval of the Capital Reduction, “FOR” the election of each director nominee named in this Proxy Statement, and “FOR” the approval of the appointment of independent public accountants for the Company, all in accordance with the recommendations of the Board.
Q: What are the voting requirements to approve the Reverse Stock Split, to approve the Capital Reduction, to elect directors, and to approve the appointment of independent public accountants ?
A: Approval of the Reverse Stock Split and approval of the Capital Reduction, each will require the affirmative vote of a majority of the outstanding Common Shares. The election of directors will be determined by a plurality of the votes of the shares represented in person or by proxy at the Annual Meeting. Approval of the appointment of independent public accountants requires the affirmative vote of a majority of the shares represented at the Annual Meeting.
Q: What happens if shareholders approve the Reverse Stock Split but do not approve the Capital Reduction?
A: Under Ohio law, a corporation is not permitted to purchase its own shares, including fractional shares or interests, if after the purchase, the corporation’s total assets would be less than the sum of its total liabilities and stated capital account. The Company’s assets are currently less than the sum of its total liabilities and stated capital. If the Capital Reduction is not approved, the company would not be able under Ohio Law to purchase fractional interests in the Reverse Stock Split. In such a case, the Reverse

Stock Split could not go forward, and it is likely that the Company would abandon the proposed Reverse Stock Split.
Q: What happens if shareholders approve the Capital Reduction but do not approve the Reverse Stock Split?
A: If shareholders do not approve the Reverse Stock Split, it will be abandoned. If the Capital Reduction is approved, the Board intends to file the amendment to the Company’s Amended Articles of Incorporation giving effect to the Capital Reduction because the Board believes that it may be beneficial to the Company and its shareholders in the future for the Company to be legally permitted to purchase its shares. The Company has no present intention or plans to purchase any of its shares in the future other than as part of the Reverse Stock Split.
Q: What happens if I sell shares before the Annual Meeting?
A: If you sell a sufficient number of shares so that you own fewer than 500 shares at the effective time of the Reverse Stock Split, you will receive $0.27 cash for each share you own immediately before the effective time of the transaction.
Q: Where can I find the voting results of the Annual Meeting?
A: We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC or by amending the Schedule 13E-3 filed in connection with the Reverse Stock Split.
Q: Am I entitled to dissenters’ rights?
A: Under Ohio law, shareholders are not entitled to dissenter’s rights in connection with the Reverse Stock Split.
Q: What are some of the advantages of the Reverse Stock Split?
A: The Board of Directors believes that the Reverse Stock Split will have, among others, the following advantages:
•	The Company will terminate the registration of its Common Shares under the Exchange Act, which will eliminate what for the Company are significant and material costs associated with being a public company. The estimated costs that will be eliminated or avoided are the following: (i) $95,000 in annual costs that have historically been directly associated with being a public company, (ii) $160,000 in one-time costs that are expected to be incurred in order to comply initially with Section 404 of the Sarbanes-Oxley Act, and (iii) $195,000 in annual costs in the future if the Company were to continue as a reporting company subject to Section 404 of the Sarbanes-Oxley Act;

•	Management will be able to focus its time on, and the Company will be able to invest its limited resources in, the operation of the Company’s business; and

•	Shareholders holding fewer than 500 shares will be able to realize complete liquidity at approximately the market price, and do so through a Reverse Stock Split that will not include brokerage commissions and fees.
Q: What are some of the disadvantages of the Reverse Stock Split?
A: The Board of Directors believes that the Reverse Stock Split will have, among others, the following disadvantages:

•	The Company’s working capital assets will be decreased to fund the purchase of fractional shares and the costs of the Reverse Stock Split.

•	Shareholders owning less than 500 Common Shares will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be shareholders of the Company and will not have the opportunity to participate in or benefit from any future potential appreciation in the Company’s value.

•	Shareholders remaining in the Company following the Reverse Stock Split will no longer have available all of the information regarding the Company’s operations and results that is currently available in the Company’s filings with the SEC, the Reverse Stock Split will result in the loss of financial transparency for unaffiliated shareholders that remain shareholders in the Company after the Reverse Stock Split, the Company will no longer be subject to the liability provisions of the Exchange Act, the Company will no longer be subject to the provisions of the Sarbanes-Oxley Act, and the officers of the Company will no longer be required to certify the accuracy of the Company’s financial statements.

•	Shareholders remaining in the Company following the Reverse Stock Split may experience less liquidity and more price volatility since the Common Shares will be quoted on the pink sheets rather than on the OTC Bulletin Board.

•	The Company may have less flexibility in attracting and retaining executives and employees because equity-based incentives (such as stock options) tend not to be as attractive in a non-SEC reporting company.

•	It will be more difficult for the Company to access the public equity markets.
See “Special Factors — Effect of the Reverse Stock Split.”
Q: What are the advantages and disadvantages of the Capital Reduction?
A: The Board has recommended that shareholders approve the Capital Reduction because the Capital Reduction is necessary for the Company to go forward with the Reverse Stock Split. In addition, the Board believes the Capital Reduction is beneficial to the Company even if the Reverse Stock Split does not go forward, because the Capital Reduction would permit the Company to purchase its own shares if and when the Board determined that a purchase of shares was appropriate. The Board believes there are no disadvantages to the Company or shareholders from passing the Capital Reduction.
Q: The Company has been publicly held since 1979; what are some of the reasons for going private now?
A: The Board believes that the Company currently derives no material benefit from its public company status. In addition to the direct financial burden from being a public company, the thin trading market in the Common Shares has not provided liquidity to its shareholders, nor does the Company expect that it will permit the Company to use its stock as currency for acquisitions or other transactions in the future. Additionally, the limited trading volume results in substantial spikes in the trading price when actual trades are made in the market.
See “Special Factors — Reasons for the Reverse Stock Split.”
Q: What are some of the factors supporting the Board’s determination to recommend approval of the Reverse Stock Split?
A: The Board based its determination to recommend approval of the Reverse Stock Split proposal on several factors. Importantly, the Board considered the relative advantages and disadvantages discussed above and under “Special Factors — Reasons for the Reverse Stock Split” and “Special Factors — Fairness of the Transaction and Recommendation of the Board.” The Board also considered certain other factors, including:
•	the financial presentations and analyses of management and the opinion of Donnelly Penman regarding the Reverse Stock Split proposal and the Board’s discussions and conclusions about the fairness, from a financial point of view, of the proposed per pre-split share price of $0.27 to be paid for fractional shares to the Company’s shareholders owning less than 500 Common Shares;

•	the projected tangible and intangible cost savings to the Company by terminating its public company status; and

•	attempts of the Company’s shareholders to achieve liquidity in the existing trading market would be frustrated due to the low average daily trading volume of the Common Shares, where only a small number of shares could be purchased or sold without the risk of significantly increasing or decreasing the trading price.
See “Special Factors — Fairness of the Transaction and Recommendation of the Board.”
Q: What are the interests of the Company’s directors and officers in the Reverse Stock Split?
A: In considering the Board’s recommendation to approve the Reverse Stock Split proposal, shareholders should be aware that, as a result of the Reverse Stock Split, the Company estimates that its directors and officers, collectively, will beneficially own approximately 30.3% of the Common Shares before the Reverse Stock Split and 32.8% after the Reverse Stock Split because an estimated 200,000 Common Shares will be eliminated.
Q: What is the total cost of the reverse stock split to the Company?
A: The Company estimates that the total cost of the Reverse Stock Split to the Company will be approximately $181,500, of which the Company will pay approximately $54,000 to cash out fractional shares and approximately $127,500 of legal, accounting, and financial advisory fees and other costs to effect the Reverse Stock Split. This total amount could be larger or smaller if the estimated number of fractional shares that will be outstanding after the Reverse Stock Split changes as a result of purchases or sales of Common Shares by unaffiliated shareholders.

SPECIAL FACTORS
Purpose of the Reverse Stock Split
The primary purpose of the Reverse Stock Split is to enable the Company to go private and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The purpose behind the proposal and the benefits of going private include eliminating the costs associated with filing documents under the Exchange Act with the SEC, eliminating the costs of compliance with Sarbanes-Oxley and related regulations, reducing the direct and indirect costs of administering shareholder accounts, and affording shareholders holding fewer than 500 shares immediately before the Reverse Stock Split the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs.
By purchasing the shares of the holders of fewer than 500 shares, we will:
•	Reduce the number of the Company’s shareholders of record to fewer than 500 persons, which will allow us to terminate the registration of the Common Shares under Section 12(g) of the Exchange Act and suspend the Company’s duty to file periodic reports with the SEC;

•	Eliminate the administrative burden and expense of maintaining small shareholder accounts;

•	Permit these small shareholders to liquidate their Common Shares at a fair price, without having to pay brokerage commissions, as we will pay all transaction costs in connection with the Reverse Stock Split; and

•	Cause minimal disruption to shareholders owning 500 or more Common Shares.
Background to the Reverse Stock Split
The Board first discussed the possibility of the Company going private at a regular meeting of the Board on February 1, 2005, that was attended by all members of the Board and Mark A. May, Vice President of Finance and Treasurer of the Company. The Affiliated Persons had, on February 20, 2004, met with J. Michael Herr, a director of the Company and a partner of Thompson Hine LLP, our principal legal counsel, and Joseph M. Rigot, also a Thompson Hine partner, to discuss generally what was involved if a company determined to go private, but no further discussion of a going private transaction occurred until the February 1, 2005 Board meeting. At the February 1, 2005 Board meeting, Board members expressed concerns over the continuing costs of being a public company, especially in view of the Company’s limited resources and the reports that were emerging concerning the significant costs companies were incurring in complying with the internal control report requirements of Sarbanes Oxley Section 404. Mr. Herr suggested that Mr. Rigot attend the next regularly scheduled Board meeting to discuss going private transactions.
At a meeting of the Board on March 10, 2005, which was attended all members of the Board and Mr. May, Mr. Rigot discussed the legal requirements for a going private transaction that would result in the Company terminating its obligation to file reports under the Exchange Act. He reviewed with our directors the duties of directors when considering a going private transaction and the procedures and processes involved in a going private transaction. Our Board was advised that if the Company chose to go forward with a going private transaction, the Board should review the various alternative transactions available to effect a going private transaction and be satisfied that the benefits of the transaction justified the costs to go private, which could be substantial in view of the Company’s limited resources. Mr. Rigot further advised our Board that a going private transaction involved various conflicts of interests, including those between shareholders who would cease to be shareholders and those who would continue to be shareholders. In addition, it was noted that if all of the directors were continuing shareholders, then our directors would have interests that differed from those of persons who ceased to be shareholders. Our directors were advised that in connection with any going private transaction, applicable SEC rules would require the Board to state its conclusions as to whether the price to be paid was fair and whether the processes followed in the going private transaction were procedurally fair to persons who ceased to be shareholders and to continuing shareholders. After discussion, it was the sense of the Board that management of the Company should further investigate the costs and benefits of going private. The directors requested that they be provided detailed information as to the possible costs of a going private transaction and the ability of the Company to fund such costs and its ongoing operating cash requirements.
At the direction of the Board, John R. Folkerth, our Chairman and Chief Executive Officer, and Robert L. Folkerth, our President, Chief Operating Officer and a Director, who together own 28.3% of the Common Shares and who are referred to herein as the Affiliated Persons, met with Messrs. Herr and Rigot of Thompson Hine on March 18, 2005 to discuss going private transaction alternatives, possible timelines for going private transactions and the costs associated with such transactions. As a result of that meeting, management determined to propose to the Board that the Company further investigate a going private transaction structured as a reverse stock split.
At a meeting of the Board held on April 27, 2005 in which all directors and Messrs. May and Rigot participated by telephone, Thompson Hine reviewed in detail the discussions that it had on March 18, 2005 with management concerning going private alternatives and the costs of such transactions. Our directors considered the advantages and disadvantages of a going private transaction and reviewed the possible costs of, and savings resulting from, a going private transaction. The principal reason our Board determined to proceed at the present time with a going private transaction was the increased costs that the Company would incur in complying with Sarbanes Oxley Section 404. Our directors then discussed the importance of hiring a financial advisor to assist in the valuation of the Common Shares in connection with a going private transaction. Thompson Hine provided directors a list of financial advisory firms that had rendered advice and opinions in connection with going private transactions. The Board instructed management to review the qualifications of independent financial advisors and the likely costs of engaging an independent financial advisor and to report their findings to the Board. After reviewing the list of financial advisors and their qualifications, management invited two firms to make presentations concerning their respective qualifications and experience at the next meeting of the Board. Mr. Robert Folkerth also advised the Board that the Company had completed the sale of its accounts receivable portfolio for $1,138,000 to Citizens Finance Company of Elmhurst, Illinois and that it was likely that funds would be available if the Company determined to proceed with a going private transaction.
On June 7, 2005, at a meeting of the Board at which all directors and Mr. May were present, two investment advisory firms made separate presentations to our Board concerning their qualifications to serve as an independent financial advisor in connection with a going private transaction. Following the meeting, the Board selected Donnelly Penman to act as its financial advisor and to render a fairness opinion in connection with the going private transaction.
At a meeting of the Board on July 27, 2005 at which all directors and Messrs. May and Rigot were present, Sean O’Donnell and Kirk Haggarty of Donnelly Penman presented to the Board its report on the valuation of the Common Shares. The Donnelly Penman report concluded that the fair market value of the Common Shares as of June 30, 2005 was $0.18 per share. As discussed below, at a meeting of the Board on September 28, 2005, Donnelly Penman supplemented and revised its earlier report and concluded that the fair market value of the Common Shares as of June 30, 2005 was $0.25 per share. The Donnelly Penman report and the valuation methodologies applied in arriving at such value are discussed at “Special Factors – Opinion of Financial Advisor.”
The Board engaged in a discussion with Donnelly Penman concerning its report. Directors questioned the weighting applied to the prices indicated from the valuation methodologies utilized by Donnelly Penman. Donnelly Penman commented that due to the Company’s lack of current profitability, including negative earnings before interest, taxes, depreciation and amortization for its fiscal year ended April 2, 2005 and the last twelve months ended June 30, 2005, the results of the comparable company analysis and comparable transaction approach to value were not meaningful. The Board questioned why Donnelly Penman’s per share value was less than the recent 30-day, 90-day, and one year trading average prices per Common

Share. Donnelly Penman noted that market prices received a 30% weighting in its valuation and commented that trading in the Common Shares was sporadic and volume was limited and indicated that when larger trades were executed, the price tended to decline. The Board inquired as to the high cost of capital factor used in the discounted cash flow valuation calculation. Donnelly Penman responded that it added a risk premium of 5% to the cost of capital factor due to Company’s current lack of profitability, declining sales, and dependence on key customers dictated. Directors indicated that they were inclined to give more weight to recent average trading prices and believed they should consider a price in the range of $0.25 to $0.27 per share. The Board inquired whether a price of, for example, $0.27 per share would raise fairness issues with respect to Continuing Shareholders. Donnelly indicated that giving additional weight to market prices was not inconsistent with its approach to value and the resultant financial impact on the Company was minor, particularly in view of the Board’s belief that the going private transaction was necessary given the Company’s limited resources and the anticipated costs of remaining a public company.
After responding to questions from directors, Donnelly Penman discontinued participation in the meeting. After considering the valuation report of Donnelly Penman and discussing all prices arrived at by Donnelly Penman when it applied various valuation methodologies, the directors concluded that a price of $0.27 per share was appropriate since it was more consistent with recent trading prices. See “Special Factors – Fairness of the Transaction and Recommendation of the Board.” After discussion, the Board determined that it should consider at a subsequent meeting a reverse stock split transaction under which holders of less than 500 Common Shares would be cashed out at $0.27 per share.
A telephonic meeting of the Board was held on August 3, 2005 to consider the reverse stock split. All directors, except for Brady L. Skinner, participated as well as Messrs. May and Rigot. The Board discussed the effects of the reverse stock split on holders of less than 500 Common Shares, holders of 500 or more Common Shares, and the Company. Our directors also discussed the fairness of the proposed reverse stock split. See “Special Factors – Fairness of the Transaction and Recommendation of the Board.” After such consideration and receiving the oral opinion of Donnelly Penman that the payment of $0.27 per share to cashed out shareholders in a 500-to-1 reverse stock split transaction was fair, from a financial point of view, to all shareholders, the Board approved the Reverse Stock Split for the reasons at “Special Factors – Reasons for the Reverse Stock Split.”
A telephonic meeting of the Board was held on September 28, 2005 to review this Proxy Statement. All directors, Messrs. May and Rigot, and representatives of Donnelly Penman participated. At this meeting, Donnelly Penman advised the Board that in its estimate of future cash flows for purposes of arriving at a valuation based on the discounted cash flow method that it had made some calculations (related to the utilization of net operating loss carryforwards and the impact on earnings before interest, taxes, depreciation and amortization of certain miscellaneous items of income and expense) that differed from those contained in the Financial Forecasts of management that appear at “Proposal No. 1: Reverse Stock Split – Financial Information: Our Financial Forecasts.” Donnelly Penman stated that it was supplementing its July 27th Valuation Report so that the estimates of future cash flows would be based squarely on management’s Financial Forecasts. On this basis, the discounted cash flow analysis implied a per share value of $0.20 rather than $0.03. In its calculation of the fair market value of the Common Shares, Donnelly Penman had accorded a 40% weighting to the discounted cash flow value. Applying that same weighting, when the new $0.20 per share discounted cash flow valuation was factored into the over-all valuation formula, Donnelly Penman concluded that the fair market value of the Common Shares as of June 30, 2005 was $0.25. The directors inquired of Donnelly Penman as to whether the new valuation would affect their opinion that the payment of $0.27 per share to cashed out shareholders in a 500-to-1 reverse stock split transaction was fair, from a financial point of view, to all shareholders. Donnelly Penman advised that Board that it did not affect their opinion.
The Board reviewed its findings with respect to the fairness of the $0.27 per share price, both to cashed-out shareholders and Continuing Shareholders, in view of the new information presented by Donnelly Penman. After satisfying itself that the new information did not affect any of its determinations, the Board reapproved the Reverse Stock Split for the reasons at “Special Factors – Reasons for the Reverse Stock Split.”

Reasons for the Reverse Stock Split
We incur direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on public companies. The cost of compliance has increased significantly with the implementation of the provisions of Sarbanes-Oxley. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.
The Board of Directors and the Affiliated Persons believe that by deregistering the Common Shares and suspending the Company’s periodic reporting obligations, the Company will experience an initial annual cost savings of approximately $255,000 consisting of (i) $95,000 in fees historically incurred and (ii) $160,000 in fees that would otherwise be expected to be incurred in order to comply with Section 404 of Sarbanes-Oxley. In addition, our annual ongoing costs associated with being a public company in the years following initial compliance with Sarbanes Oxley Section 404 are estimated to be $195,000. Such estimated fees are further described in greater detail below:

Historical Fees Directly Associated With Being A Public Company:
Legal fees	$25,000
Printing, mailing, and meeting costs	10,000
Audit fees	30,000
Internal personnel costs	30,000

Total	$95,000

One-Time Sarbanes-Oxley Act, Section 404 Fees
Third party planning, testing & documentation	$100,000
Internal personnel costs	60,000

Total	$160,000

Annual Ongoing Public Company Costs Following Initial Compliance With Section 404 Requirements
Legal fees	$35,000
Audit fees	90,000
Internal personnel costs	60,000
Printing, mailing, and meeting costs	10,000

Total	$195,000

The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized if the Reverse Stock Split is consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our public reporting company status.
It is important to note that in addition to the above-referenced annual estimated cost savings, the consummation of the Reverse Stock Split and subsequent deregistration of the Common Shares would result in a significant one-time cost savings due to the Company’s not being subject to the new internal control audit requirements imposed by Section 404 of Sarbanes-Oxley. Preparing the Company to comply with Section 404 of Sarbanes-Oxley would require significant expenditures, including fees to third parties for compliance planning, assessment, documentation and testing, and costs related to internal personnel. Such costs are estimated at $160,000.
In some instances, management’s cost saving expectations were based on information provided or upon reasonable assumptions. For example, our auditors have informed us, informally, that there will be a reduction in auditing fees if we no longer continue as a public reporting company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC and are otherwise not required to comply with the disclosure requirements that apply to public reporting companies.
Inability to Realize Benefits Normally Associated with Public Reporting Company Status
An additional reason for the Reverse Stock Split relates to the inability of the Company to realize many of the benefits normally presumed to result from being a public reporting company, such as the following:
•	A typical advantage from being a public company comes from the ability to use company stock, as opposed to cash or other consideration, to effect acquisitions. The Company has not had the opportunity to acquire other businesses using stock as consideration and does not presently intend to do so.

•	Public companies can also obtain financing by issuing securities in a public offering. The Company has not accessed the capital markets in such a manner in recent years and does not presently intend to do so.

•	Public companies often endeavor to use company stock to attract, retain and motivate employees. In recent years, due to the relatively limited liquidity of the Common Shares, the Company has found limited success in using the Common Shares in such a manner.

•	An enhanced company image often accompanies public company status. The Company has determined that due to its size and other factors, the Company has not enjoyed an appreciable enhancement in company image as a result of its public company status.
In light of the foregoing, the Board of Directors believes the benefits associated with maintaining our status as a public reporting company and maintaining our small shareholder accounts are substantially outweighed by the costs, both financial and operational, associated therewith. The Board of Directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small shareholder accounts. The Board of Directors has determined that the Reverse Stock Split is the most expeditious and economical way of liquidating the holdings of small shareholders and changing our status from that of a public reporting company to that of a more closely-held, non-reporting company. The Board of Directors has determined that the reverse stock split ratio should be 1-for-500 and that the forward stock split ratio should be 500-for-1. Numerous factors were considered in reaching its determination. See “ Recommendation of the Board of Directors” and “Special Factors — Fairness of the Transaction and Recommendation of the Board.”
Reasons for the Forward Stock Split
The forward stock split, which is scheduled to occur immediately after the reverse stock split, is intended primarily to restore continuing shareholders to their original position and eliminate the need to replace stock certificates held by continuing shareholders and to avoid the need to adjust the exercise price of any awards previously granted under the Company’s stock option plans.
Effect of the Reverse Stock Split
If the Reverse Stock Split is consummated, we intend to apply for termination of registration of the Common Shares under the Exchange Act as soon as practicable after completion of the Reverse Stock Split. The Reverse Stock Split is expected to reduce the number of shareholders of record of the Company from approximately 1,125 to approximately 100. Upon the termination of our reporting obligations under the Exchange Act, the Common Shares may be eligible for listing and trading in the “pink sheets,” as described below. However, the completion of the Reverse Stock Split and the deregistration of the Common Shares under the Exchange Act will likely cause the trading market for shares of the Common Shares to be eliminated or substantially reduced and as result, adversely affect the liquidity of the Common Shares.

Effects on Shareholders with Fewer Than 500 Shares of Common Shares
If the Reverse Stock Split is implemented, shareholders, which we refer to as Cashed Out Shareholders, holding fewer than 500 Common Shares immediately before the Reverse Stock Split:
•	will not receive a fractional Common Share as a result of the Reverse Stock Split;

•	will instead receive cash equal to $0.27 per share for each Common Share held immediately before the Reverse Stock Split in accordance with the procedures described in this Proxy Statement;

•	will have no further ownership interest in the Company with respect to cashed out shares, and will no longer be entitled to vote as shareholders;

•	will not be required to pay any service charges or brokerage commissions in connection with the Reverse Stock Split; and

•	will not receive any interest on the cash payments made as a result of the Reverse Stock Split.
Cash payments to Cashed Out Shareholders as a result of the Reverse Stock Split will be subject to income taxation. For a discussion of the federal income tax consequences of the Reverse Stock Split, please see the section of this Proxy Statement entitled “ Proposal No. 1 — Material Federal Income Tax Consequences.”
If you would otherwise be a Cashed Out Shareholder as a result of your owning less than 500 Common Shares, but you would rather continue to hold Common Shares after the Reverse Stock Split and not be cashed out, you may do so by taking either of the following actions:
(1) Purchase a sufficient number of additional Common Shares on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 500 Common Shares in your record account immediately before the effective date of the Reverse Stock Split; or
(2) If applicable, consolidate your accounts so that together you hold at least 500 Common Shares in one record account immediately before the effective date of the Reverse Stock Split.
You will have to act far enough in advance so that the purchase of any Common Shares and/or consolidation of your accounts containing Common Shares is completed by the close of business prior to the effective date of the Reverse Stock Split.
Effects on Shareholders with 500 or More Common Shares
If the Reverse Stock Split is implemented, shareholders, which we refer to as Continuing Shareholders, holding 500 or more Common Shares immediately before the Reverse Stock Split:
•	will not be affected in terms of the number of Common Shares held before and after the Reverse Stock Split;

•	will be the only persons entitled to vote as shareholders after the consummation of the Reverse Stock Split;

•	will not receive cash for any portion of their shares (and will not receive any other consideration, including options);

•	may experience a reduction in liquidity with respect to the Common Shares; and

•	assuming that 200,000 Common Shares are cashed-out as a result of the Reverse Stock Split at a cost of $181,500 and that the Transaction had occurred as of April 2, 2005, the Continuing Shareholders percentage interest in the book value and earnings (loss) of the Company would have increased by a total of 7.7%; the aggregate interest on a pro forma basis of the Continuing Shareholders in the book value of the Company would have decreased approximately $77,000 (approximately $0.03 per share) because the estimated cost of the Transaction will exceed 7.7% of the Company’s actual book value on April 2, 2005; and the Continuing Shareholders’ aggregate interest in the Company’s actual loss for the fiscal year ended April 2, 2005 would have increased by $59, 353 (approximately $(0.025) per share) , without giving effect to the cost of the Transaction.
In the event that we terminate the registration of the Common Shares under the Exchange Act, we will no longer be required to file public reports of our financial condition and other aspects of our business with the SEC. We will continue to send annual financial statements to our shareholders, but do not currently intend to distribute any additional financial or other Company information to shareholders. As a result, shareholders and brokers will have less access to information about the Company’s business and results of operations than they had prior to the Reverse Stock Split. Nevertheless, we may decide in our sole discretion to provide certain financial and other information on our website at some time in the future.
In addition, in the event that we terminate the registration of the Common Shares under the Exchange Act, the Common Shares will cease to be eligible for trading on any securities market except the “pink sheets,” which may not be available as a source of liquidity. In order for the Common Shares to be quoted on the “pink sheets” (a centralized quotation service that collects and publishes market maker quotes for securities), one or more broker-dealers must act as a market maker and sponsor the Common Shares on the “pink sheets.” Following consummation of the Reverse Stock Split and the absence of current information about the Company being filed under the Exchange Act, there can be no assurance that any broker-dealer will be willing to act as a market maker in the Common Shares. There is also no assurance that Common Shares will be available for purchase or sale after the Reverse Stock Split has been consummated.
Effects on the Company
If consummated, the Reverse Stock Split will affect the registration of the Common Shares under the Exchange Act, as we intend to apply for termination of such registration as soon as practicable after the Reverse Stock Split.
The Reverse Stock Split is intended to reduce the number of shareholders of the Company to less than 500. The completion of the Reverse Stock Split and the deregistration of the Common Shares under the Exchange Act will render the Common Shares ineligible for listing or quotation on any stock exchange or other automated quotation system. After the Reverse Stock Split, we may be able to list the Common Shares in the “pink sheets” and intend to pursue that option. Consequently, Continuing Shareholders should expect the public market for Common Shares to be eliminated or substantially reduced.
We have no current plans to issue Common Shares after the Reverse Stock Split other than pursuant to our existing stock option plans, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board of Directors determines to be in the best interests of the Company. Continuing Shareholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future, unless such rights are specifically granted to the shareholders.
While the Company has no present plan to do so, after the Reverse Stock Split has been consummated, the Company may, from time to time, repurchase Common Shares pursuant to an odd-lot repurchase program, private negotiated sale or other transaction. Whether or not the Company seeks to purchase shares in the future will depend on a number of factors, including the Company’s financial condition, operating results and available capital at the time.

We expect that upon the completion of the Reverse Stock Split, the shares beneficially owned by our directors and executive officers will comprise approximately 32.8% of the then issued and outstanding Common Shares, compared to 30.3% owned prior to the Reverse Stock Split.
Failure to Effect Reverse Stock Split
Although the Board of Directors believes that the Reverse Stock Split will be consummated and that the Company will go private, we cannot guarantee that the Reverse Stock Split will result in the Company going private. Even if shareholder approval of the Reverse Stock Split is obtained, the Board of Directors will not implement the Reverse Stock Split if it determines that the Reverse Stock Split would result in the number of shareholders of record remaining 500 or more or if the cost of completing the Transactions exceeds an amount (as yet undetermined but dependent upon the then current financial condition and prospects of the Company) considered acceptable by the Board of Directors (as could be the case if the number of fractional shares to be purchased in the Reverse Stock Split substantially exceeds the Company’s estimate of 200,000). The Company’s stock would continue to be publicly traded and the Company would continue to file annual and quarterly reports on Form 10-K and Form 10-Q if the reverse Stock Split is not implemented. The Board of Directors considered the possibility that the Reverse Stock Split may not be implemented.
Federal Income Tax Consequences
The decision to engage in a going private transaction through a Reverse Stock Split at this time is not the result of any tax consequences of the transaction. We believe that the Reverse Stock Split will not result in material federal income tax consequences to the Company. For example, we anticipate that the Company’s ability to utilize its current net operating loss carry forwards of $2.4 million at April 2, 2005 will remain unaffected after the Reverse Stock Split. In addition, Continuing Shareholders who do not receive any cash as a result of the Reverse Stock Split should not recognize any gain or loss as a result of the Reverse Stock Split. A Continuing Shareholder’s tax basis and holding period in the Common Shares should remain unchanged after the Reverse Stock Split. On the other hand, Cashed Out Shareholders generally will recognize capital gain or loss for federal income tax purposes as a result of the Reverse/Stock Split. Such gain or loss will be measured by the difference between the cash received by such Cashed Out Shareholder and the aggregate adjusted tax basis in such Cashed Out Shareholder’s shares. For a more detailed discussion of the federal tax consequences of the Reverse Stock Split, see “Proposal No. 1 - Material Federal Income Tax Consequences” below.
Alternatives to the Reverse Stock Split
In making the determination to proceed with the Reverse Stock Split, the Board of Directors considered the feasibility of certain other alternative transactions, as described below:
•	Issuer Tender Offer. The Board of Directors did not believe that a tender offer would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 500 because many shareholders with a small number of shares might not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares that are sought to be purchased. Alternatively, if most of the holders of our Common Shares tendered their shares, we would be required to purchase shares from all tendering shareholders, which would result in a substantially greater cash amount necessary to complete the transaction. Regardless, a tender offer would provide no guarantee that the number of record holders would ultimately be reduced to fewer than 500. In addition, the Company would still have to seek approval of the Capital Reduction in order to purchase its own shares in accordance with Ohio law.

•	Traditional Stock Repurchase Program. The Board also rejected this alternative because it concluded it was unlikely that we could acquire shares from a sufficient number of record holders to accomplish the Board’s objectives in large part because we would not be able to dictate that open share purchases only be from record holders selling all of their shares. In addition, the Company would still have to seek approval of the Capital Reduction in order to purchase its own shares in accordance with Ohio law.

•	Odd-Lot Repurchase Program. The Board also considered the feasibility of a transaction in which the Company would announce to its shareholders that it would repurchase, at a designated price per share, the Common Shares held by any shareholder who holds less than a specified number of shares and who offers such shares for sale pursuant to the terms of the program. A principal disadvantage of such an approach, however, results from the voluntary nature of the program. Because shareholders would not be required to participate in the program, the Company could not be certain at the outset whether a sufficient number of odd-lot shareholders would participate and thereby result in the number of shareholders being reduced to below 500. In addition, the Company would still have to seek approval of the Capital Reduction in order to purchase its own shares in accordance with Ohio law.

•	Sale of the Company. The Board discussed the possible sale of the Company but rejected the idea of pursuing such a transaction at the present time given the uncertainty of any possible outcome, the Company’s current limited resources, and the compelling nature of accomplishing the going private transaction in a prompt timeframe in order to avoid the significant and material costs the Company would incur if it continued as a public company.

•	Maintaining the Status Quo. The Board also considered maintaining the status quo. In that case, the Company would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. Given the significant and material costs of being a public company in relation to the Company’s financial resources, the Board believes that maintaining the status quo is not in the best interests of the Company and rejected this alternative.
Fairness of the Transaction and Recommendation of the Board
The Board has fully reviewed and considered the terms, purpose, alternatives and effects of the Reverse Stock Split and has determined that the Reverse Stock Split is in the best interests of the Company and is substantively and procedurally fair to each group of affiliated and unaffiliated shareholders of the Company, including the unaffiliated Cashed Out Shareholders, individually, who will receive cash in lieu of fractional shares less than one whole share and the unaffiliated Continuing Shareholders, individually, who will remain shareholders of the Company after the Reverse Stock Split. After studying the Reverse Stock Split and its anticipated effects on our shareholders, the Board unanimously approved the Reverse Stock Split and deemed it fair, both procedurally and substantively, to all of the Company’s affiliated and unaffiliated shareholders, including the unaffiliated Cashed Out Shareholders, individually, and the unaffiliated Continuing Shareholders, individually, and to the Company.
The Board of Directors has a fiduciary responsibility to all shareholders including the Cashed Out Shareholders as well as the Continuing Shareholders. Paying excessive cash consideration to shareholders with less than 500 Common Shares would not be fair to the Continuing Shareholders remaining after the Reverse Stock Split while paying inadequate cash consideration would not be fair to our Cashed Out Shareholders receiving such consideration in exchange for their shares. The Board reviewed and considered the terms, alternatives and effects of the Reverse Stock Split on each of the Cashed Out Shareholders, the Continuing Shareholders and the Company. Additionally, the Board adopted the conclusions and analyses of Donnelly Penman, as outlined in its fairness opinion, which is discussed in greater detail in the section below entitled “Special Factors - Opinion of Financial Advisor.” See also Special Factors – Our Position as to the Substantive Fairness of the Reverse Stock Split — Advantages of the Reverse Stock Split.”
The Board set the cash consideration to be paid to Cashed Out Shareholders at $0.27 per share. The Board determined this value after it evaluated the valuation report of Donnelly Penman that the fair market value of the Common Shares as of June 30, 2005 was $0.25 per share and discussed all prices arrived at by Donnelly Penman when it applied various valuation methodologies. The Board believes that $0.27 per share, which is above fair market value of the Common Shares as determined by Donnelly Penman, is a fair price to all the affiliated and unaffiliated shareholders of the Company, including the unaffiliated Cashed Out Shareholders and unaffiliated Continuing Shareholders.
Our Position as to Procedural Fairness of the Reverse Stock Split

The Board believes the Reverse Stock Split is procedurally fair for the following reasons:
•	The sole reason the Board considered a going private transaction was its concern that the Company had limited financial resources and would be adversely impacted by the significant and material costs that it would incur if it continued as a public company. The Board focused on how to go private only after it determined that a going private transaction was of compelling financial benefit to the Company and its shareholders.

•	The Board hired Donnelly Penman, an independent financial advisor, to assist it in valuing the Common Shares. The Board fixed the price to be paid in the going private transaction only after it had received the advice of its independent financial advisor.

•	The Board considered various structures for going private and determined that the going private transaction should be structured as a reverse stock split because it provided a relatively prompt and efficient means to accomplish its objectives. At the same time, if any potentially Cashed Out Shareholder wanted to be a Continuing Shareholder it could do so at minimal cost.

•	The Transactions require the approval of a majority of the outstanding Common Shares, and the directors and executive officers of the Company, including the Affiliated Persons own only 30.3% of the outstanding Common Shares. Thus, at least 28.3% of the Common Shares held by Unaffiliated Persons must be voted in favor of the Transactions.

•	The Transactions would not involve a change of control of the Company or any meaningful increase in the percentage ownership of directors and executive officers, including the Affiliated Persons, since such group’s ownership before the Transactions is 30.3% and is estimated to be 32.8% after the Transactions.

•	The Board considered a number of alternative transactions to the Reverse Stock Split and determined that the Reverse Stock Split was the only means for timely achieving the benefits of going private in an acceptable timeframe and in a cost effective manner.

•	The Board received an opinion from Donnelly Penman, its independent financial advisor, that, as of the date the Board approved the Reverse Stock Split, the $0.27 payable for fractional interests in the Reverse Stock Split was fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders.
The Board did not appoint an independent Committee to represent unaffiliated shareholders in the Reverse Stock Split. The Reverse Stock Split is also not structured in such a way so as to require the approval of at least a majority of the unaffiliated shareholders of the Company. In addition, an unaffiliated representative has not been retained to act solely on behalf of unaffiliated shareholders for the purposes of negotiating the terms of the Reverse Stock Split and/or preparing a report concerning the fairness of the Reverse Stock Split. In assessing the Reverse Stock Split, the Board recognized that no appraisal or dissenters’ rights are available under the Ohio General Corporation Law to shareholders of the Company who dissent from the Reverse Stock Split. Despite the foregoing, the Board believes that the Reverse Stock Split is procedurally fair to the unaffiliated shareholders including unaffiliated Cashed Out Shareholders and unaffiliated Continuing Shareholders of the Company.
In evaluating the procedural fairness of the Reverse Stock Split with respect to unaffiliated shareholders in particular, the Board noted that the Reverse Stock Split would not differentiate between affiliated shareholders and unaffiliated shareholders on the basis of affiliate status. The sole determining factor in whether a shareholder will become a Cashed Out Shareholder or a Continuing Shareholder as a result of the Reverse Stock Split is the number of Common Shares held by such shareholder as of the effective time of the Transactions. The Board also noted, as described in greater detail in the section below entitled “Advantages of the Reverse Stock Split—No material change in percentage ownership of Continuing Shareholders,” that the percentage ownership of Continuing Shareholders, whether affiliated or unaffiliated, will be approximately the same as it was prior to the Reverse Stock Split. Further the Board recognized that the market value of 499 Common Shares was less than $135 and at that level of investment, it did not make economic sense for a Cashed Out Shareholder to assert appraisal rights, which can involve significant legal and other costs.
Our Position as to the Substantive Fairness of the Reverse Stock Split
In addition to the procedural fairness concerns analyzed by the Board (as discussed above under the section “Our Position as to Procedural Fairness of the Reverse Stock Split”), the Board considered the advantages of the Reverse Stock Split, as discussed below, in reaching its conclusion as to the substantive fairness of the Reverse Stock Split to our unaffiliated Cashed Out Shareholders and the Continuing Shareholders, as well as the factors identified in the section below entitled “Proposal No. 1 — Disadvantages of the Reverse Stock Split.” The Board collectively reached its decision as to the substantive fairness of the Reverse Stock Split and the price to be paid to Cashed Out Shareholders in light of the factors discussed below and other factors each member of the Board believed important. In view of the wide variety of factors considered, our Board found it impractical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered. Rather, the Board viewed its determinations as to substantive fairness as being based upon its judgment, in light of the totality of the information presented and considered. In considering the factors discussed below, individual directors may have given different weights to different factors, but the Board as a whole did place special importance on the opportunity for Cashed Out Shareholders to sell their holdings at approximately the market price as well as (i) the compelling nature of the transaction in view of the anticipated costs savings to be realized from the Reverse Stock Split, (ii) the importance of such cost savings given the Company’s limited financial resources, and (iii) the belief that funds required to fund payments to Cashed Out Shareholders (estimated at $54,000) were reasonable to incur given the anticipated costs savings.
I. Advantages of the Reverse Stock Split:
(1) Opportunity for unaffiliated shareholders holding less than 500 Common Shares to sell their holdings at approximately the market price.
(a) Historical Market Prices
Donnelly Penman reviewed with the Board a detailed analysis of trading activity in the Common Shares. As more fully set forth at “Opinion of Financial Advisor-Recent Trading Analysis,” the trading analysis showed that as of July 18, 2005, the one year, 90 day, and 30 day average trading price for the Common Shares was $0.27, $0.26, and $0.25 per share, respectively; and the one year, 90 day, and 30 day trading volume for the Common Shares during such periods was 206,101 shares, 51,161shares, and 15,919 shares, respectively. In reviewing the trading analysis, the Board noted the sporadic nature of the trading and the limited volume and believed that any significant increase in trading volume would substantially depress the trading price of the Common Shares. In view of the foregoing, the Board believed that the price of $0.27 per share to be paid Cashed-Out Shareholders was fair to such shareholders and also fair to Continuing Shareholders. The Board in reaching its conclusion as to fairness afforded more weight to the average trading prices than did its financial advisor. See “Special Factors – Background to the Reverse Stock Split.”
(b) Liquidation Value, Net Book Value, Discounted Cash Flows Value, and Going Concern Value
In its presentation and report to the Board, Donnelly Penman discussed its analysis, as of July 1, 2005, of its conclusions with the respect to the potential liquidation value — $0.13 per share, the net book value — $0.41 per share, and discounted cash flows value — $0.20 per share. The liquidation value and discounted cash flow analysis were reviewed, discussed in detail, and refined with management’s input. The Board considered, discussed, and questioned Donnelly Penman as to each of their valuation conclusions and each of the analyzes presented by them in support of their particular valuation conclusions. The Board considered the discounted cash flow analysis that is based primarily on future cash flows as the primary indicator of going concern value since, as noted above, other going concern indices of value (e.g. those based on multiples of earnings or earnings before interest and taxes) were not meaningful given that Company operated at a loss in its last fiscal year and for the 12-month period ended June 30, 2005. In arriving at its final conclusion as to value, Donnelly Penman weighted discounted cash flow at 40% and both liquidation value and net book value at 10% each. The Board adopted the analysis that Donnelly Penman used in each of its valuation methodologies and the conclusions reached as to value based on each methodology except that, as noted in the immediately preceding section, the Board, in reaching its final conclusion as to value, gave more weight to recent average trading prices than its financial advisor. For further discussion of the valuation methodologies and analyzes, see the section below entitled “Opinion of Financial Advisor.”
(c) Ability to control decision to remain a holder of Common Shares or liquidate Common Shares.
Another factor considered by the Board in determining the fairness of the transaction to all unaffiliated shareholders, individually, is that current holders of fewer than 500 Common Shares may elect to remain shareholders of the Company following the Reverse Stock Split by acquiring additional shares so that they own at least 500 shares of the Common Shares immediately before the Reverse Stock Split. Conversely, shareholders that own 500 or more Common Shares who desire to liquidate their shares in connection with the Reverse Stock Split may reduce their holdings to less than 500 shares by selling shares prior to the Reverse Stock Split. The Board considers the structure of the going private transaction to be fair to unaffiliated shareholders, individually, because it allows them a measure of control over the decision of whether to remain shareholders after the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split.
(2) No material change in percentage ownership of Continuing Shareholders.
Because only an estimated 200,000 out of 2,605,233 Common Shares will be eliminated as a result of the Reverse Stock Split, the percentage ownership of Continuing Shareholders will be approximately the same as it was prior to the Reverse Stock Split. For example, our directors and officers, including the Affiliated Persons, currently beneficially own approximately 30.3% of the outstanding Common Shares and will beneficially own approximately 32.8% of the Common Shares following completion of the Reverse Stock Split. We believe that structuring the Transactions in a manner that preserves the approximate percentage ownership of the Continuing Shareholders, whether affiliated or unaffiliated, supports the fairness of the transaction to the unaffiliated shareholders.
II. Disadvantages of the Reverse Stock Split:
(1) Substantial or complete reduction of public sale opportunities.
Following the Reverse Stock Split, the deregistration of the Common Shares under the Exchange Act, we anticipate that the public market for Common Shares will be substantially reduced or eliminated altogether. Shareholders of the Company will likely no longer have the option of selling their Common Shares in a public market. While shares may be listed in the “pink sheets,” any current public market for the Common Shares will likely be highly illiquid after the suspension of our periodic reporting obligations.
(2) Termination of publicly available information.
Upon terminating the registration of the Common Shares under the Exchange Act, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated the registration of the Common Shares. Upon our suspension of filing reports with the SEC, investors seeking information about us will have to contact us directly to receive such information. We cannot assure you that we will provide the requested information to an investor. While the Board of Directors acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to our shareholders, they believe that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages thereof, and, accordingly, the Board believes that the disadvantages of termination of publicly available information do not outweigh the advantages of going private, which is in the best interests of the Company’s shareholders.
(3) Termination of public company obligations.
Once the Common Shares cease to be registered under the Exchange Act, the Company will no longer be subject to public company obligations, such as the provisions of Sarbanes-Oxley. Although we will no longer be required to file financial statements with the SEC or to provide such information to shareholders, any financial statements we choose to provide will no longer be required to be certified by the officers of the Company.
(4) Possible significant decline in the value of the Common Shares.
Because the limited liquidity for the Common Shares (as described in paragraph (1) above), the termination of the Company’s obligation to make public financial and other information expected to result following the Reverse Stock Split and the deregistration of the Common Shares under the Exchange Act (as described in paragraph (2) above), and the diminished opportunity for shareholders of the Company to monitor the management of the Company due to the lack of public information, Continuing Shareholders may experience a significant decrease in the value of their Common Shares.
(5) Inability to participate in any future increases in value of Common Shares.
Cashed Out Shareholders will have no further financial interest in the Company with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares. However, those unaffiliated shareholders who wish to remain shareholders after the Reverse Stock Split can do so by acquiring additional shares so that they own at least 500 Common Shares immediately before the Reverse Stock Split.
Fairness Determination of the Board
The Board believes that the factors mentioned above, when viewed together, support a conclusion that the Reverse Stock Split is fair to the Company’s unaffiliated Cashed Out Shareholders, individually, and the Company’s unaffiliated Continuing Shareholders, individually, because under the proposed Reverse Stock Split, Cashed Out Shareholders will receive an amount per share that is consistent with current and historical market prices and represents a fair price within the range of prices determined by a discounted cash flow analysis, which includes going concern and net book values. In addition, the Board determined the Reverse Stock Split is fair to the unaffiliated shareholders, in part because it provides them an opportunity to liquidate their holdings at a fair price without brokerage commissions at a price that does not prejudice the Continuing Shareholders. It should be noted that during the past two years (i) the Company has not purchased any Company Common Shares and (ii) there have been no firm offers (A) to merge the Company with another company, (B) for the sale of all or substantially all of the assets of the Company or (C) for the purchase of the Common Shares that would enable the holder to exercise control of the Company. Accordingly, in determining the price to be paid to Cashed Out Shareholders, the Board did not consider the factors in (i) and (ii) of the prior sentence.
The Board also acknowledges that the unaffiliated shareholders will have some control over whether they remain shareholders after the Reverse Stock Split by acquiring additional shares so that they own at least 500 Common Shares immediately before the Reverse Stock Split. Those unaffiliated shareholders who continue as shareholders following the Reverse Stock Split will maintain approximately the same percentage ownership that they had prior to the Reverse Stock Split. The potential loss of liquidity in Common Shares does not appear to be a significant loss given the relatively low trading volume of the Common Shares. Furthermore, the Board believes that any disadvantages associated with the reduction in public information available regarding our operations and financial results will be offset by the savings in costs and management time expected to be realized from termination of our public reporting obligations.

As previously stated, the Board believes that the proposed Reverse Stock Split, including the cash out consideration of $0.27 per share, is fair, both procedurally and substantively, to all the unaffiliated shareholders, including the unaffiliated Cashed Out Shareholders, individually, and the unaffiliated Continuing Shareholders, individually. The Board of Directors unanimously approved the proposed Reverse Stock Split and reasonably believes it is procedurally and substantively fair to each group of the Company’s affiliated and unaffiliated shareholders, including the unaffiliated Cashed Out Shareholders, individually, and the unaffiliated Continuing Shareholders, individually.
Opinion of Financial Advisor
The Company engaged Donnelly Penman to render its valuation report with respect to the fair market value per share of the Common Shares for purposes of evaluating the proposed Transaction and the fairness, from a financial point of view, of the $0.27 to be paid to the Cashed Out Shareholders in the Reverse Stock Split. At the July 27, 2005 meeting of the Board of Directors, Donnelly Penman presented its valuation report that reflected the fair value per share of the Common Shares as of June 30, 2005 (the “ July 27th Valuation Report”). Additionally on July 27, 2005, Donnelly Penman was informed that the Board had made a preliminary determination to set a price for the Reverse Stock Split at $0.27 per share and subsequently at a special meeting of the Board of Directors on August 3, 2005, Donnelly Penman rendered an oral opinion to the Board of Directors on the fairness of the proposed $0.27 per share price to be paid in the Reverse Stock Split. Pursuant to the Company’s request, Donnelly Penman confirmed its verbal opinion with a written opinion dated August 4, 2005 in which it stated that the $0.27 per share price offered in the Transaction was fair from a financial point of view to the Company’s shareholders. On September 28, 2005, Donnelly Penman supplemented its July 27th Valuation Report (the July 27th Valuation Report as supplemented is referred to herein as the “Valuation Report”). In addition, on September 28, 2005, Donnelly Penmen confirmed its fairness opinion letter of August 4, 2005 by reissuing such fairness opinion letter under date of September 28, 2005. This fairness opinion is attached to this Proxy Statement as Appendix A.
Donnelly Penman is a regional investment banking firm of recognized standing. As part of its investment banking services, it is regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising, going private and merger and acquisition transactions. No limitations were imposed by the Company upon Donnelly Penman with respect to the investigations made or procedures followed by Donnelly Penman in rendering its valuation conclusion or its fairness opinion.
Donnelly Penman was selected by the Company’s Board of Directors to act as the Company’s financial advisor with respect to the Reverse Stock Split. Donnelly Penman was selected based on the firm’s reputation, experience (including particularly the firm’s general experience with middle market companies and going private transactions) and price. No material relationship has existed during the past two years or is mutually understood to be contemplated, or compensation received or to be received, as a result of the relationship between Donnelly Penman and its affiliates and the Company and its affiliates except for the engagement described in this Proxy Statement. For performing the valuation, providing its fairness opinion, and acting as the Company’s financial advisor in connection with the Reverse Stock Split, Donnelly Penman has been paid a fee of $35,000 and will be reimbursed reasonable expenses.
In conducting the analysis to form the valuation conclusion, the principal sources of information used by Donnelly Penman included, but were not limited to:
1.	Company SEC filings including, but not limited to the Form 10-K for the years ended April 5, 2003, April 3, 2004 and April 2, 2005;

2.	Internal financial statements for fiscal years 2001 through 2005 and interim financial results for the months of April, May, and June, 2005;

3.	On-site interviews with senior Company management to discuss the business, industry, historical results and future prospects of the Company;

4.	Tour of the Company’s facility in Dayton, Ohio;

5.	Analyses of historical capital expenditure requirements and working capital cycle information for historical periods;

6.	The Company’s financial budget for the 2006 fiscal year (ending April 1, 2006) and evaluation of year-to-date performance relative to the budget;

7.	The Company’s five year projections for the fiscal years ending April 1, 2006 through April 3, 2010;

8.	Various detailed internal financial schedules provided by management to support historical financial information; and

9.	Publicly-held company information on competitors and the industry from SEC filings, Capital IQ, and other databases and public sources.
In addition, Donnelly Penman reviewed such other data, including financial and industry data, performed such other analyses and took into account such other matters as Donnelly Penman deemed necessary or appropriate.
In connection with rendering its valuation conclusion to the Company, Donnelly Penman performed a variety of financial analyses, which are summarized below. Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman’s valuation conclusion and fairness opinion. Donnelly Penman arrived at its valuation conclusion and fairness opinion based on the results of all the analyses it undertook and assessed as a whole. The preparation of a valuation conclusion and fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.
With respect to the comparable company analysis and comparable acquisition transaction analysis summarized below, no public company utilized as a comparison is identical to the Company, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company’s management contained in or underlying Donnelly Penman’s analyses is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with the Company’s consent, that the financial forecasts and other financial information prepared by the Company had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.
Estimates of values do not purport to be appraisals or necessarily reflect the prices at which the Company or the Common Shares actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. The analyses performed by Donnelly Penman were assigned a weighting based on Donnelly Penman’s opinion of their relative comparability and significance with regard to the specific characteristics of the Company.
In its analyses, Donnelly Penman made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These assumptions include: the expectation that no material adverse changes will occur relating to the Company’s management, customers or relationship with suppliers and marketing partners; the expectation that general economic conditions will neither deteriorate nor improve significantly relative to their current state; the expectation that no significant industry regulations or events that would impair the Company’s ability to earn income at projected levels will occur; and the expectation that industry trading and transaction multiples will not change significantly from current values.

The following is a brief summary of the analyses performed by Donnelly Penman in connection with its valuation conclusion and fairness opinion:
•	Discounted Cash Flow Analysis. Donnelly Penman has prepared an estimate of projected future cash flows for the Company for the fiscal years ending April 1, 2006 through April 3, 2010. These estimates of cash flows were based upon the Company’s Financial Forecasts which are presented at “Proposal No. 1: Reverse Stock Split – Financial Information: Our Financial Forecasts.” In preparing this analysis, Donnelly Penman analyzed historical financial results and held discussions with the Company’s management regarding the Company’s business strategy, customers and markets, operating structure, cost structure, and capital requirements.

The resulting cash flows were then discounted to a present value using a discount rate of 18.0%, based on Ibbotson Associates[1] cost of equity build up method plus a micro-cap company size premium[2] of 9.90% and a Company specific risk premium of 5.0% as determined by Donnelly Penman. Donnelly Penman utilized a 9.9% size premium based on data from Ibbotson Associates, which calculates a 9.9% size premium for companies with a market capitalization between $0.5 million and $64.8 million. The market capitalization of the Company was $0.7 million as of July 25, 2005. Donnelly Penman believed that a company specific risk premium was warranted beyond the size premium due to specific characteristics of the Company believed to increase the risk profile such as (i) dependence upon a single marketing relationship and (ii) significant product concentration. In estimating the appropriate debt and equity weightings, Donnelly Penman has utilized a capital structure that is consistent with companies comparable to the Company and Donnelly Penman believes is reasonable for the Company. Donnelly Penman also estimated the residual value for the Common Shares using an earning multiple of 7.81 times [which is an approximation derived from the median EBITDA multiple of comparable transactions (see Analysis of Comparable Transaction Approach)] and applied to the Company’s projected 2010 fiscal year EBITDA of $469 thousand. The discounted cash flow analysis implied a value of $.20 per share for the Common Shares on a marketable basis. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, future capital expenditures, terminal values and discount rates.

•	Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company’s existence which reflects accounting history expressed in unadjusted dollars. Net book value is an accounting concept that generally reflects the assets of the business at historical costs (less accumulated depreciation or amortization) and liabilities at amounts owed. Used as a valuation methodology, the net book value does not give consideration to the future cash flows that will be generated by the business.

Donnelly Penman has reviewed the net book value of the Company’s assets in limited detail and found net book value to be $1,069,901 or $.41 per share as of July 1, 2005.
•	Liquidation Analysis. The liquidation value of a company is the collective value of its individual assets, valued as if the Company will not continue to carry on business. Donnelly Penman cannot reasonably estimate the value of certain assets on the Company’s balance sheet such as land and equipment, the former of which could carry a market value which significantly exceeds its book value. Thus Donnelly Penman has relied upon the most recent appraisals and estimates prepared by third party appraisal firms to determine the value of the real estate and machinery and equipment.

[1]	Ibbotson Associates, “Stocks, Bonds, Bills, and Inflation,” Valuation Edition 2005 Yearbook

[2]	Micro-cap company as defined by Ibbotson Associates (market capitalization of $0.5 million to $64.8 million)

Real estate and machinery appraisals commissioned by the Company are dated April 12, 2004 and August 28, 2001, respectively. Donnelly Penman acknowledges that the value of the appraised assets may have changed since the time of appraisal. Specifically with regard to machinery and equipment, the time since the appraisal is important and there is no guarantee that the equipment appraised has not already been disposed or that such equipment is in good operating condition. Donnelly Penman has made additional assumptions regarding the value and liquidation rates of certain assets. While these assumptions are believed to be reasonable, Donnelly Penman makes no representation regarding the actual value that could be achievable in the event of a liquidation. Liquidation value assumptions have been discussed with and deemed reasonable by the Company’s management. Donnelly Penman can also not accurately forecast the cost of liquidation or the time frame necessary for liquidation. Donnelly Penman does not consider the liquidation of the Company to be a likely scenario in the immediate future, however, Donnelly Penman has undertaken an analysis due to the relatively low value of the Company’s assets and future cash flows in relation to the Company’s debt.

Given the assumptions described above and the balance sheet as of July 1, 2005, Donnelly Penman has calculated that proceeds available to common shareholders post-liquidation would be $.13 per share.

•	Recent Trading Analysis. Donnelly Penman analyzed the quoted trades listed on the OTC Bulletin Board for Shopsmith, Inc. (OTCBB: SHPS) for varying historical periods. Donnelly Penman used a simple average of the closing stock price quoted for a period of 30 and 90 trading days and one calendar year. Only days in which the security actually traded were counted in the simple average. The closing price as of July 18, 2005 was $0.25, with no volume for the day. For the past 30 trading days, as of July 18, 2005, the historical average price was $0.25 with a cumulative period volume of 15,919 compiled over 7 distinct trading days only. For the past 90 trading days, as of July 18, 2005, the historical average price was $0.26 with a cumulative period volume of 51,161 compiled over 22 distinct trading days only. For the past calendar year, as of July 18, 2005, the historical average price was $0.27 with a cumulative period volume of 206,101 compiled over 66 distinct trading days only. It should be noted that volume may reflect “double counting” due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are from the trading information provided by Capital IQ, a third party data provider, and may not reflect all transactions that occurred over the aforementioned time period.

Utilizing the calculations discussed above, Donnelly Penman noted that the relevant average trading values for the Company range from $0.25 to $0.27 per share.

•	Analysis of Selected Comparable Companies. Donnelly Penman compared selected operating results of the Company to a select group of publicly traded companies. Donnelly Penman views a company’s public valuation as a function of Business Enterprise Value as a ratio to EBITDA, EBIT and Revenues provides improved comparability. Donnelly Penman believes that the public market provides objective evidence as to value.

In this analysis, Donnelly Penman selected and reviewed the following companies: Black & Decker Corporation (NYSE: BDK), Cooper Industries Ltd. (NYSE: CBE), Fortune Brands, Inc. (NYSE: FO), Makita Corporation (NasdaqNM: MKTA.Y), Richelieu Hardware, Ltd. (TSX: RCH), Ryobi Ltd. (TSE: 5851), Snap-on Inc. (NYSE: SNA), Stanley Works (NYSE: SWK), and WMH Walter Meier Holdings AG (SWX: WMHN).

Due to the fact that the Company’s primary product is a niche wood working product and is a one-of-a-kind product among public companies, no publicly traded company is directly comparable with the Company. Donnelly Penman selected the above-listed companies because they have a similar customer base, product type and sales channels to those of the Company. The comparable group contains publicly traded companies specializing in producing hand tools and/or power tools designed for the do-it-yourself or hobby user. In general these tools are either sold through big box retailers or direct sources, such as the internet or catalogs, which is similar to Company’s sales and distribution model.

As of July 18, 2005, the comparable company group was trading at median value of approximately 1.41x last twelve month’s (“LTM”) Revenue, 9.90x LTM EBITDA and 12.76x LTM EBIT.

Typically, these median values can be applied to the subject company’s LTM financial figures to derive an implied value. In the case of the Company, the only multiple that would generate a positive value is the Revenue multiple due to negative LTM EBIT and LTM EBITDA results for the Company. Donnelly Penman believes that the implied value for the Company as derived from the Revenue multiple is not meaningful due to the current negative LTM EBIT and LTM EBITDA margins and therefore has not given this value any weighting in the overall valuation conclusion. Stated differently, the Revenue multiple is only believed to derive a reasonable value if the profitability measures of the subject company align closely with those of the target companies selected, which is not the case with the Company.

Given the methodology discussed above, the implied value per share for the Company was $6.32 based on the median revenue multiple from the comparable company group. For the reasons indicated above, Donnelly Penman has not given this implied valuation any weighting in the Company’s overall valuation conclusion or fairness opinion.

No company used in the above analyses as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values of the Company and the companies to which it is being compared.

•	Comparable Acquisition Analysis. The comparable acquisition approach seeks to estimate the price at which a company would “trade in the market for corporate control.” From a comparability standpoint, Donnelly Penman looked at the following aspects of a company: industry, size and business model. Due to the lack of any transactions reporting valuation multiples in industries directly comparable with the Company, Donnelly Penman utilized a broader approach to identify transactions in similar industries and of similar size. Donnelly Penman identified 65 transactions which reported transaction multiples through Mergerstat, a third party data provider utilized by Donnelly Penman. These transactions represented announced or closed deals which have been announced since January 1, 2000 in which the target participated in the consumer household durables, capital goods or leisure equipment and products industries and enterprise value implied by the transaction was less than $25 million.

Similar to the comparable company approach, Donnelly Penman evaluated the total consideration (business value) in relation to its last twelve months Revenue, EBIT and EBITDA. On this basis, the comparable acquisition group had announced transaction multiples at a median value of approximately 0.82x LTM Revenue, 7.81x LTM EBITDA and 10.37x LTM EBIT. Typically, these median values can be applied to the subject company’s LTM financial figures to derive an implied value. In the case of the Company, the only multiple that would generate a positive value is the Revenue multiple due to negative LTM EBIT and LTM EBITDA results. Donnelly Penman believes that the implied value for the Company as derived from the Revenue multiple is not meaningful due to the current negative LTM EBIT and LTM EBITDA margins and therefore has not given this value any weighting in the overall valuation conclusion. Stated differently, the Revenue multiple is only believed to derive a reasonable value if the profitability measures of the subject company align closely with those of the target companies in the transactions selected, which is not the case with the Company.

Given the methodology discussed above, the implied value per share for the Company was $3.30 based on the median Revenue multiple from the group of comparable acquisitions. For the reasons indicated above, Donnelly Penman has not given this implied valuation any weighting in Donnelly Penman’s overall valuation conclusion and fairness opinion.

Donnelly Penman examined, within the group of 65 transactions previously defined, the 1-day acquisition premium paid for publicly traded targets. Donnelly Penman found the median 1-day premium to be 30.08% above the trading price of the target company 1 day prior to the announcement of the acquisition. Donnelly Penman applied this multiple to the Company’s trading value of $.25 per share as of July 18, 2005 to calculate an implied value of $.33 per share.

Donnelly Penman notes that no selling company reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.
Using each of the values determined above, Donnelly Penman then utilized a weighting system applying a different weight to each valuation methodology to yield its resulting valuation. Donnelly Penman utilized the following weightings to arrive at its valuation conclusion of $0.25 per share for the Common Shares and its subsequent opinion that the consideration to be received by shareholders in the Reverse Stock Split was fair, from a financial point of view, to the shareholders of the Company.

	Implied per
Valuation Technique	Share Value	Weighting
Discounted Cash Flow Analysis	$0.20	40.0%
Net Book Value	$0.41	10.0%
Liquidation Analysis	$0.13	10.0%
Recent Trading — 30 Day Trading Average	$0.25	10.0%
Recent Trading — 90 Day Trading Average	$0.26	10.0%
Recent Trading — 1 Year Trading Average	$0.27	10.0%
Comparable Company — Revenue Multiple	$6.32	0.0%
Comparable Company — EBITDA Multiple	n.a.	0.0%
Comparable Company — EBIT Multiple	n.a.	0.0%
Comparable Acquisition — Revenue Multiple	$3.30	0.0%
Comparable Acquisition — EBITDA Multiple	n.a.	0.0%
Comparable Acquisition — EBIT Multiple	n.a.	0.0%
Comparable Acquisition — 1 Day Premium	$0.33	10.0%
Donnelly Penman’s valuation conclusion and fairness opinion were directed to the Company’s Board of Directors and did not constitute a recommendation to the Company’s Board of Directors or the existing holders of Common Shares. Its valuation conclusion and fairness opinion are limited solely to the value of the Common Shares as of June 30, 2005, given the relevant market and Company specific information available at the present time, and the fairness of the Transaction from a financial point of view.
On the basis of, and subject to the foregoing, Donnelly Penman has concluded that, as of June 30, 2005, the fair market value of the Common Shares was $0.25 per share. After Donnelly Penman’s telephonic meeting with the Board of Directors of the Company on September 28, 2005, at which time Donnelly Penman provided its valuation conclusion, the Company’s Board of Directors reconfirmed its July 27, 2005 determination to pay $0.27 for each Common Share that will be cashed out as a result of the Reverse Stock Split. This amount represents an 8.0% premium to the fair value of the Common Shares as of June 30, 2005 as determined by Donnelly Penman on September 28, 2005. At meetings of the Board on August 3, 2005 and September 28, 2005, Donnelly Penman rendered oral opinions to the Board on the fairness of the proposed $0.27 per share price to be paid in the Reverse Stock Split. Additionally, Donnelly Penman issued written fairness opinions that the cash consideration to be received by shareholders as a result of the Reverse Stock Split was fair from a financial point of view on August 4, 2005 and September 28, 2005.
The Company will make the Valuation Report available at its principal office in Dayton, Ohio, during regular business hours until the date of the Annual Meeting for inspection and copying by any interested shareholder or representative who has been so designated in writing. Additionally, the Valuation Report is an exhibit to the Company’s Schedule 13E-3 filed with the SEC in connection with the Transaction. See “Where You Can Obtain Additional Information.” Donnelly Penman has given its consent to such inspection and copying by Company shareholders. Donnelly Penman has consented to the reproduction of its fairness opinion in this Proxy Statement. Donnelly Penman’s report and fairness opinion do not constitute a recommendation by Donnelly Penman as to how a shareholder should vote with respect to the proposed Reverse Stock Split proposal.

The Affiliated Persons Position as to the Fairness of, and Reasons for, the Reverse Stock Split
Mr. John R. Folkerth, who is Chairman of the Board and Chief Executive Officer of the Company, owns 575,690 Common Shares or approximately 22.1% of the Company’s outstanding shares, and Mr. Robert L. Folkerth, who is President, Chief Operating Officer and a Director of the Company, owns 163,093 Common Shares or approximately 6.3% of the Company’s outstanding shares. Messrs. John and Robert Folkerth, together, own approximately 28.3% of the Company’s outstanding Common Shares and are referred to in this Proxy Statement as the Affiliated Persons. Assuming that 200,000 Common Shares are cashed-out as a result of the Reverse Stock Split at a cost of $181,500 (including expenses) and that the Transaction had occurred as of April 2, 2005, John R. Folkerth’s and Robert L. Folkerth’s percentage interest in the book value and earnings (loss) of the Company would have increased by 1.8% and 0.5%, respectively; the dollar value on a pro forma basis of John R. Folkerth’s and Robert L. Folkerth’s interest in the book value of the Company would have decreased approximately $18,998 and $5,569, respectively (approximately $0.03 per share) because the estimated cost of the Transaction on a per share basis is greater than their per share increase in the Company’s actual book value on April 2, 2005; and John R. Folkerth’s and Robert L. Folkerth’s percentage interest in the Company’s actual loss for the fiscal year ended April 2, 2005 would have increased by $13,875 and $3,854 (approximately $(0.025) per share), without giving effect to the cost of the Transaction. In addition, as directors and executive officers of the Company, the Affiliated Persons have additional interests in the Reverse Stock Split that are different from those of shareholders generally. See “Special Factors — Special Interests of Directors, Officers, and the Affiliated Persons in the Reverse Stock Split.”
The Affiliated Persons believe that the Reverse Stock Split is substantively and procedurally fair to all Company shareholders, including both the Cashed Out Shareholders and the Continuing Shareholders. The Affiliated Persons as directors of the Company participated in all of the proceedings taken by the Board in considering, approving and recommending approval of the Reverse Stock Split to shareholders. The Affiliated Persons’ purpose and reasons for recommending the Reverse Stock Split at the present time and their belief that the Reverse Stock Split is fair to all shareholders are based on the same considerations, factors and reasons that they concluded as directors that the Reverse Stock Split should be proposed at the present time and is fair to all shareholders. See “Special Factors – Fairness of the Transaction and Recommendation of the Board.”
PROPOSAL NO. 1
REVERSE STOCK SPLIT
The Board of Directors has approved the Reverse Stock Split and recommends the transaction for your approval. The Reverse Stock Split consists of a 1-for-500 reverse stock split, such that shareholders owning less than 500 Common Shares will have such shares cancelled and converted into the right to receive $0.27 in cash for each Common Share they owned prior to the effective date of the Reverse Stock Split, followed immediately by a 500-for-1 forward stock split. The Reverse Stock Split is intended to take effect on the date we file an Amendment to our Amended Articles of Incorporation (the “Reverse Stock Split Amendment”) with the Secretary of State of the State of Ohio, or on any later date that we may specify in such Certificate of Amendment, which we will refer to as the Effective Date. At 6:00 p.m., Eastern Time, on the Effective Date, the Company will effect a 1-for-500 reverse stock split of the Common Shares, pursuant to which a holder of 500 shares of the Common Shares immediately before the reverse stock split will hold one Common Share immediately after the reverse stock split. Any shareholder owning less than 500 shares of the Common Shares immediately before the reverse stock split will receive the right to receive cash in exchange for the resulting fractional shares and will no longer be a shareholder of the Company. At 6:01 p.m., Eastern Time, on the Effective Date, the Company will effect a 500-for-1 forward stock split of the Common Shares, pursuant to which a holder of one Common Share immediately after the reverse stock split and immediately prior to the forward stock split will hold 500 Common Shares immediately after the forward stock split. In other words, a shareholder holding 500 or more Common Shares immediately before the Reverse Stock Split will continue to hold the same number of shares after the completion of the Reverse Stock Split and will not receive any cash payment.

As of July 31, 2005, there were 2,605,233 Common Shares outstanding and 1,175 holders of record. As of such date, approximately 1,080 holders of record held less than 500 Common Shares. As a result, we believe that the Reverse Stock Split will reduce the number of holders of record of the Company to approximately 100.
The Board has set the cash consideration to be paid to Cashed Out Shareholders at $0.27 per share. The Board determined this value after it evaluated the opinion provided by Donnelly Penman establishing a fairness range and discussed all prices within the range, including the high and low prices. The Company currently estimates that Cashed Out Shareholders will receive cash consideration for their cancelled shares within approximately three weeks after the Effective Date.
In order to complete the Reverse Stock Split, a majority of the shares of the Common Shares outstanding and entitled to vote at the Annual Meeting must approve the Reverse Stock Split Amendment to our Amended Articles of Incorporation to effect the Reverse Stock Split. Directors and executive officers of the Company, including the Affiliated Persons, own 30.3% of the outstanding Common Shares and have indicated that they will vote in favor of the Reverse Stock Split Amendment at the Annual Meeting. The Board has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split (even after approved by the shareholders) if it subsequently determines that the Reverse Stock Split for any reason is not then in the best interests of the Company. Such reasons include any change in the nature of the shareholdings of the Company prior to the Effective Date which results in the failure of the Reverse Stock Split to effect a reduction in the number of shareholders of record of the Company to below 500.
The Reverse Stock Split is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to and, if completed, will likely terminate the registration of the Common Shares under Section 12(g) of the Exchange Act and suspend the Company’s duty to file periodic reports with the SEC. In connection with the Reverse Stock Split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.
Special Interests of Directors, Officers, and the Affiliated Persons in the Reverse Stock Split
In considering the recommendation of the Board with respect to the proposed Reverse Stock Split, shareholders should be aware that the Company’s executive officers and directors have interests in the Reverse Stock Split that are in addition to, or different from, the shareholders generally. These interests may create potential conflicts of interest and include the following:
•	each executive officer and each member of the Board of Directors holds shares or vested options in excess of 500 shares and will, therefore, retain Common Shares or options to purchase Common Shares after the Reverse Stock Split;

•	after the Reverse Stock Split, the directors and executive officers of the Company will continue to hold the offices and positions they held immediately prior to the Reverse Stock Split. Accordingly, any compensation arrangements in effect prior to the Reverse Stock Split will remain in effect after the Reverse Stock Split;

•	as a result of the Reverse Stock Split, the shareholders who own more than 500 Common Shares on the Effective Date of the Reverse Stock Split, including the Company’s executive officers and directors, will slightly increase their percentage ownership interest in the Company because only an estimated 200,000 Common Shares will be eliminated as a result of the Reverse Stock Split. For example, assuming the Reverse Stock Split is implemented and based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of July 31, 2005, the beneficial ownership percentage of the Company’s executive officers and directors, including the Affiliated Persons, will increase from 30.3% to 32.8%; and

•	the legal exposure for board members of public companies has increased significantly, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the legal exposure for the Company’s directors and executive officers will be reduced after the Reverse Stock Split.
Source of Funds and Expenses
Based on estimates of record ownership of Common Shares, the number of shares outstanding and other information as of July 31, 2005 and assuming that 200,000 fractional shares are cashed out, we estimate that the total funds required to consummate the Reverse Stock Split will be approximately $181,500, of which $54,000 will be used to pay the consideration to shareholders entitled to receive cash for their shares, and $117,500 will be used to pay the costs of the Reverse Stock Split, as follows:

Repurchase of 200,000 fractional interests	$54,000

Legal fees and expenses	75,000
Financial advisor fees and expenses	35,000
Accounting fees and expenses	2,500
Printing, mailing, and other costs	15,000

117,500

Total	$181,500

We intend to fund these costs using cash on hand and cash available as a result of factoring our accounts receivable.
Dissenters’ and Appraisal Rights
Under the Ohio General Corporation Law and our Amended Articles of Incorporation, our shareholders are not entitled to appraisal or dissenter’s rights.
Relationship to Capital Reduction Amendment to Amended Articles of Incorporation
As explained at “Proposal II – Capital Reduction Amendment,” the Reverse Stock Spit will become effective only if shareholders approve the Capital Reduction Amendment. If the Capital Reduction Amendment is not approved, the Reverse Stock Split will be abandoned.
Recommendation of the Board of Directors
The Board of Directors believes and unanimously determined that the Reverse Stock Split is fair to, and in the best interests of, the Company and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE REVERSE STOCK SPLIT AMENDMENT TO THE COMPANY’S AMENDED ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.
Material Federal Income Tax Consequences
We summarize below the material federal income tax consequences to the Company and to shareholders resulting from the Reverse Stock Split. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations (the “Regulations”), issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the Reverse Stock Split.
This summary does not address all aspects of the possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to shareholders of the Company in light of their individual investment circumstances nor to shareholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers), or who hold, have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse Stock Split under any state, local or foreign tax laws.
We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to the shareholders of the Company as a result of the Reverse Stock Split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.
This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.
You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.
We believe that the Reverse Stock Split will be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to the Company or to the shareholders who do not receive cash in the transaction. However, if you are receiving cash in the transaction, you may not qualify for tax free “recapitalization” treatment for federal income tax purposes.
Federal Income Tax Consequences to Shareholders Who Do Not Receive Cash in Connection with the Reverse Stock Split
If you (1) continue to hold stock directly immediately after the Reverse Stock Split, and (2) you receive no cash as a result of the Reverse Stock Split, you should not recognize any gain or loss in the Reverse Stock Split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of stock held immediately after the Reverse Stock Split will be equal to your aggregate adjusted tax basis in your shares of stock held immediately prior to the Reverse Stock Split and you will have the same holding period in your stock as you had in such stock immediately prior to the Reverse Stock Split. Because the Affiliated Persons will receive no cash in connection with the Reverse Stock Split, their federal income tax consequences in connection with the Reverse Stock will be determined in the manner set forth in this paragraph.
Federal Income Tax Consequences to Shareholders Who Receive Cash in Connection with the Reverse Stock Split
If you (1) receive cash in exchange for fractional shares as a result of the Reverse Stock Split, (2) you do not continue to hold any stock directly immediately after the Reverse Stock Split, and (3) you are not related to any person or entity that holds stock immediately after the Reverse Stock Split, you will recognize capital gain or loss on the Reverse Stock Split for federal income tax purposes, with such gain measured by the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.
If you receive cash in exchange for fractional shares as a result of the Reverse Stock Split, but either continue to directly own stock immediately after the Reverse Stock Split, or are related to a person or entity who continues to hold stock immediately after the Reverse Stock Split, you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) constitutes a “substantially disproportionate redemption of stock,” as described below.
(1) “Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in the Company resulting from the Reverse Stock Split (taking into account for this purpose the stock owned by persons related to you) is considered a “meaningful reduction” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.
(2) “Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse Stock Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of stock of the Company owned by you (and by persons related to you) immediately after the Reverse Stock Split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of stock owned by you immediately before the Reverse Stock Split.
In applying these tests, you will be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for stock is not treated as capital gain or loss under any of the tests, it will be treated as a tax free return of capital since the Company does not have any current or accumulated earnings and profits, then to the extent your basis exceeds the cash received, you may realize a capital loss (or, to the extent the cash received exceeds your basis, you may realize a capital gain). See “Capital Gain and Loss,” below.
Capital Gain and Loss
For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
Backup Withholding
Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the Common Share certificates are surrendered following the effective date of the Reverse Stock Split. Failure to provide such information may result in backup withholding at a rate of 28%.
As explained above, the amounts paid to you as a result of the Reverse Stock Split may result in capital gain or loss to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.
THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS GENERAL AND DOES NOT INCLUDE

ALL CONSEQUENCES TO EVERY SHAREHOLDER UNDER FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.
Market for Common Shares
The Common Shares are traded on the OTC Bulletin Board under the symbol “SHPS” in the over-the-counter market. The following table sets forth the high and low bid prices for the Common Shares for the periods indicated. The limited and sporadic trading in the Common Shares does not constitute, nor should it be considered, an established public trading market for the Common Shares.

Period	High	Low
Fiscal Year Ended April 3, 2004
1st Quarter	$0.34	$0.20
2nd Quarter	0.35	0.24
3rd Quarter	0.51	0.25
4th Quarter	0.52	0.26
Fiscal Year Ended April 2, 2005
1st Quarter	$0.28	$0.26
2nd Quarter	0.28	0.22
3rd Quarter	0.30	0.20
4th Quarter	0.34	0.25
Fiscal Year Ending April 1, 2006
1st Quarter	$0.28	$0.22
2nd Quarter	0.25	0.20
3rd Quarter (through October 18, 2005)	0.24	0.23
Dividend Policy
The Company has not paid cash dividends on its Common Shares in recent years and does not anticipate paying dividends in the foreseeable future.
Financial Information
Summary Financial Information
The following summary of historical consolidated financial data was derived from the Company’s audited financial statements as of and for each of the fiscal years ended April 2, 2005, April 3, 2004, April 5, 2003, March 30, 2002 and March 31, 2001, and from the Company’s unaudited interim condensed consolidated financial statements as of and for each quarter ended July 2, 2005 and July 3, 2004. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of the Company and related notes contained in the Company’s Annual Report to Shareholders for the year ended April 2, 2005 and the financial information contained in our Quarterly Report on Form 10-Q for the quarter ended July 2, 2005, which accompany this Proxy Statement and are incorporated by reference in this Proxy Statement. See “Where You Can Find Additional Information.”

						Three Months
	Fiscal Years Ended					Ended
(in thousands except	April 2,	April 3,	April 5,	March 30,	March 31,	July 2,	July 3,
per share data)	2005	2004	2003	2002	2001	2005	2004
Income Statement Data:
Net sales	$13,359	$13,793	$15,336	$16,275	$17,505	$2,603	$2,787
Interest income	193	192	133	71	50	—	45
Interest expense	(169)	(239)	(328)	(285)	(216)	(38)	(54)
Income (loss) before income taxes	(771)	134	100	(510)	(116)	(282)	(457)
Income tax expense	$—	5	—	1,280	—	—	—
Net income (loss)	$(771)	130	100	(1,790)	(116)	(282)	(457)
Income (loss) per share-basic	(0.30)	0.05	0.04	(0.69)	(0.04)	(0.11)	(0.18)
Income (loss) per share-diluted	(0.30)	0.05	0.04	(0.69)	(0.04)	(0.11)	(0.18)

	April 2,	April 3,	April 5,	March 30,	March 31,	July 2,
	2005	2004	2003	2002	2001	2000
Balance Sheet:
Working capital (deficiency)	$(2,232)	$1,098	$1,131	$1,328	$2,296	(1,475)
Property-net	2,517	2,593	2,658	2,830	3,007	2,485
Total assets	6,941	6,705	7,049	7,440	8,577	5,477
Long-term debt	—	2,267	2,374	2,479	2,568	—
Total shareholders’ equity	1,354	2,125	1,996	1,896	3,686	1,072
Book value per share	0.52	0.82	0.77	0.73	1.41	0.41
Our Financial Forecasts
We do not ordinarily make public forecasts or projections of future performance or earnings. However, our management prepared the financial forecasts for the fiscal years ended April 1, 2006 through April 3, 2010 (the “Financial Forecasts”) set forth below for use by Donnelly Penman in connection with the preparation of its Valuation Report and Fairness Opinion. The Financial Forecasts were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled the Financial Forecasts or expressed any conclusion or provided any form of assurance with respect to the Financial Forecasts and, accordingly, assume no responsibility for them. They are included below solely for the purpose of giving our shareholders access to the same information that was not publicly available that we provided to Donnelly Penman.
The Financial Forecasts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience. While presented with numerical specificity, the Financial Forecasts are based upon a variety of estimates and assumptions made by our management including those described below. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. In addition the Financial Forecasts do not take into account the Reverse Stock Split transaction. For these reasons, the inclusion of the Financial Forecasts in this Proxy Statement should not be regarded as an indication that the Financial Forecasts will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any shareholder regarding the information contained in the Financial Forecasts.

Project Income	Fiscal Years Ending:
Statement	April 1, 2006	March 31, 2007	April 5, 2008	April 4, 2009	April 3, 2010
Net Sales	$11,922,368	$13,036,399	$13,613,614	$14,277,411	$14,630,668
Cost of Products Sold	$5,940,040	$6,437,320	$6,694,977	$6,991,283	$7,148,969

Gross Margin	$5,982,328	$6,599,079	$6,918,637	$7,286,128	$7,481,699

Selling Expenses	$4,632,147	$4,990,761	$5,138,402	$5,307,069	$5,380,931
Admin Expenses	$1,457,632	$1,486,785	$1,566,520	$1,677,851	$1,791,408
Interest Expense	$157,153	$149,295	$141,831	$134,739	$128,002
Other (Income)	$(135,800)	$(85,800)	$(35,800)	$0	$0

Net Income (Loss) before Income Taxes	$(128,804)	$58,038	$107,684	$166,469	$181,358
Income Taxes	$0	$0	$0	$0	$0

Net Income Profit (Loss)	$(128,804)	$58,038	$107,684	$166,469	$181,358

Assumptions:

(1) Estimated results for fiscal year 2006 was used as baseline; it is assumed that no new products are introduced in an effort to increase sales; and it is also assumed sales will increase 9.3%, 4.4%, 4.9% and 2.5% in fiscal years 2007, 2008, 2009, and 2010, respectively, when compared with the immediately preceding year based primarily on an improved business climate for woodworking products and more focused marketing efforts.

(2) Cost of sales kept flat due to belief that increase in units will result in decrease in cost of materials, overhead and labor efficiency.

(3) Sales, cost of sales, and selling expense are adjusted for anticipated effect of certain selling programs.

(4) Other Income represents savings from layoffs and assumed positions replaced over three years.

(5) No tax provision due to net operating loss carryovers is provided.
PROPOSAL NO. 2
CAPITAL REDUCTION AMENDMENT
The Board of Directors has approved the Capital Reduction and recommends that shareholders vote in favor of the Capital Reduction. The Capital Reduction will take effect on the date we file an Amendment to our Amended Articles of Incorporation (the “Capital Reduction Amendment”) with the Secretary of State of the State of Ohio. If shareholders approve the Capital Reduction Amendment, the Company will promptly file the Capital Reduction Amendment with the Secretary of State of Ohio and upon the filing of such amendment, the Company’s Stated Capital would be reduced from $2,806,482 to $26,052. As explained immediately below at “Reasons for the Capital Reduction,” the Reverse Stock Split cannot occur unless the Capital Reduction Amendment is approved by shareholders and filed with the Secretary of State of Ohio.
In order to effect the Capital Reduction, a majority of the outstanding Common Shares must approve the Capital Reduction Amendment. Directors and executive officers of the Company, including the Affiliated Persons, own 30.3% of the outstanding Common Shares and have indicated that they will vote in favor of the Capital Reduction Amendment at the Annual Meeting. The Board intends to go forward with the Capital Reduction even if the Reverse Stock Split is not approved.
Reasons for the Capital Reduction
Under Ohio law, a corporation is not permitted to purchase its own shares, including fractional shares or interests, if after the purchase, the corporation’s total assets would be less than the sum of its total liabilities and stated capital account. The Company’s assets are currently less than the sum of its total liabilities and stated capital. If the Capital Reduction is not approved, the Company would not be able under Ohio Law to purchase fractional interests in the Reverse Stock Split. In such a case, the Reverse Stock Split could not go forward, and it is likely that the Company would abandon the proposed Reverse Stock Split.
If the Capital Reduction is approved, the Board intends to file the Capital Reduction Amendment because the Board believes that it may be beneficial to the Company and its shareholders in the future for the Company to be legally permitted to purchase its shares. The Company has no present intention or plans to purchase any of its shares in the future other than as part of the Reverse Stock Split.
The following table sets forth our shareholders’ equity as of April 2, 2005 and as adjusted to give effect to the Capital Reduction before giving effect to the Reverse Stock Split.

	As of
	April 2, 2005
	Actual	Adjusted
Shareholders’ equity:
Preferred shares-without par value, 500,000 authorized; none issued	$—	$—
Common shares – without par value, 5,000,000 authorized; issued and outstanding, 2,605,233 – Stated Capital	2,806,482	26,052
Capital surplus	—	2,780,430
Deficit	(1,451,990)	(1,451,990)

Total Shareholders’ Equity	$1,354,492	$1,354,492

Recommendation of the Board of Directors
The Board of Directors believes and unanimously determined that the Capital Reduction is in the best interests of the Company and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CAPITAL REDUCTION AMENDMENT TO THE COMPANY’S AMENDED ARTICLES OF INCORPORATION TO EFFECT THE CAPITAL REDUCTION.
PROPOSAL NO. 3
ELECTION OF DIRECTORS
Our Board of Directors is divided into two classes of three directors. The term of office of each class is two years, and one class is elected at each Annual Meeting. Of the six Board positions, three make up the Class of 2005 (whose term of office expires at this Annual Meeting) and three make up the Class of 2006. Currently, there is a vacancy in the Class of 2005. At the 2005 Annual Meeting of Shareholders, two directors will be elected to the Class of 2007 and will hold office until the 2007 Annual Meeting of Shareholders. Since there are only two members to be elected to the Class of 2007, a vacancy will exist in that class.
Should any of the nominees for election as members of the Class of 2007 become unavailable for election, the proxies solicited hereby will be voted for a substitute nominee designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the nominees named in this Proxy Statement.
Set forth below is information with respect to each nominee for election as a director and each director whose term of office continues after the 2005 Annual Meeting.
Class of 2007
Nominees to be Elected for a Term Expiring in 2007:
ROBERT L. FOLKERTH, 48, has been a director of the Company since 1994 and its President and Chief Operating Officer since July 2001. He was Vice President of Sales and Marketing from 1996 to July 2001. Mr. Folkerth was a Corporate Vice President, Finance, and Secretary of Digitron, Inc. from 1991 until 1996. Robert L. Folkerth is the son of John R. Folkerth.
BRADY L. SKINNER, 54, has been a director of the Company since 1995. Since January 1997, Mr. Skinner has been associated with the Dayton, Ohio-based accounting firm of Brady, Ware & Schoenfeld, Inc. Mr. Skinner was self-employed as an accountant from June 1996 through December 1996. From 1994 to June 1996, Mr. Skinner was an Audit Partner with the Dayton, Ohio-based accounting firm of Flagel, Huber, Flagel & Co. He was an Audit Partner in the

accounting firm of Coopers and Lybrand L.L.P. from 1983 to 1994. He is also President of Phoenix Holding Co.
Class of 2006
Directors Continuing in Office until 2006:
JOHN R. FOLKERTH, 72, is the founder of the Company and has been a director and Chief Executive Officer of the Company since 1972 and Chairman of the Board since 1986.
J. MICHAEL HERR, 61, has been a director of the Company since 1975 and Secretary since 1985. Mr. Herr has been a member of the law firm of Thompson Hine LLP, Dayton, Ohio since 1989. Thompson Hine LLP serves as counsel to the Company.
EDWARD A. NICHOLSON, 65, has been a director of the Company since 1984. Dr. Nicholson is President Emeritus and Professor of Management at Robert Morris University, Coraopolis, Pennsylvania. He was President of Robert Morris University from 1989 until his retirement in July 2005. Dr. Nicholson is also an independent management consultant. He serves as a director of Blackbox Corporation, Lawrence, Pennsylvania, and Brentwood Bank, Bethel Park, Pennsylvania.
Directors are elected by a plurality of the votes cast. Under the statutes of Ohio, if any shareholder gives notice in writing to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for holding the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, an announcement of the giving of such notice will be made upon the convening of the meeting and thereupon each shareholder will have the right to cumulate his/her voting power in the election of directors. Under cumulative voting, each shareholder is entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of his/her shares, or to distribute his/her votes on the same principle among two or more candidates, as he/she sees fit. In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees named herein, the holders of the proxies will vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the holders of the proxies may determine.
GOVERNANCE OF THE COMPANY AND BOARD MATTERS
Committees
There are two committees of the Board, an Audit Committee and a Compensation Committee. Messrs. Herr, Nicholson and Skinner serve as members of the Compensation Committee, of which Mr. Skinner is Chairman. Messrs. Nicholson and Skinner also serve as members of the Audit Committee, of which Mr. Nicholson is Chairman. The Board of Directors has determined that Mr. Skinner is an “audit committee financial expert” as defined by the Securities and Exchange Commission.
The Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent public accountants and reviews the scope of and the results of the annual audit. The Committee also reviews and investigates such other matters relative to financial and accounting matters as the Committee deems appropriate. See “Report of Audit Committee” for additional information. The Audit Committee Charter is included as Appendix A to the Company’s Proxy Statement filed with the Securities and Exchange Commission on June 24, 2004.
The Compensation Committee has the broad responsibility of recommending to the Board a compensation program designed to effectively compensate the officers and key management personnel of the Company in a manner that is internally equitable and externally competitive. The Committee also administers the

Company’s employee stock option plans and consults with the Chief Executive Officer concerning management succession planning.
Meetings
During the fiscal year ended April 2, 2005, there were five meetings of the Board of Directors and four meetings of the Audit Committee. No meetings of the Compensation Committee were held separate and apart from meetings of the full Board. Each director attended at least 75% of the meetings of the Board and of the committees, if any, on which he served. Until July 2005, non-employee directors received a fee of $700 per month for services as a director. Effective as of July 2005, the fee payable to non-employee directors was reduced to $350 per month. In addition, under the Company’s Director Stock Option Plan, non-employee directors receive annually an option to purchase 2,000 Common Shares of the Company at an exercise price equal to market value on the date of grant of the option.
Code of Ethics
The Board of Directors has adopted a Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Accounting Officer. The Code of Ethics is intended to comply with Item 406 of Regulation S-K of the Securities Exchange Act of 1934, as amended. A copy of the Code of Ethics was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2004.
Nominations Process
The Board of Directors does not have a nominating committee or committee performing a similar function and does not have a formal written charter addressing the nominations process. The Board of Directors believes it is appropriate not to have a nominating committee because all of its directors participate in the identification and evaluation of director nominee candidates.
The Board of Directors will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise necessary to make a significant contribution to the Board of Directors, the Company and its shareholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company, and the ability and willingness to apply sound and business judgment. The Board will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Board of Directors, c/o Shopsmith, Inc., 6530 Poe Avenue, Dayton, Ohio 45414.
Attendance at Annual Meetings
All members of the Board of Directors are strongly encouraged to attend the Annual Meeting of Shareholders of the Company. All of the Directors attended the Annual Meeting in 2004.
Contacting the Board of Directors
Any shareholder who desires to contact the Board of Directors, an individual director or any group or committee of the Board of Directors, may do so by addressing the correspondence to any of the foregoing and sending it to: Chief Financial Officer, Shopsmith, Inc., 6530 Poe Avenue, Dayton, Ohio 45414.
All correspondence received as set forth in the preceding paragraph will be opened by the Company’s Chief Financial Officer for the sole purpose of determining whether the contents represent a message to the Board, an individual director, or a group or a committee of the Board. Any contents that are not deemed inappropriate for the specified addressee (“Director Correspondence”) will be forwarded promptly to the addressee. In the case of Director Correspondence addressed to the Board or any group or committee of the Board, the Chief Financial Officer will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
The Chief Financial Officer will keep a log of all Director Correspondence received by the Board, individual directors, or any group or committee of the Board. Directors may at any time review the log and request copies of all Director Correspondence received by the Company that is addressed to the Board or non-management directors as a group.
PROPOSAL NO. 4
APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
Subject to approval by the shareholders, the Audit Committee of the Board has appointed Crowe Chizek and Company LLC as independent public accountants for the Company for the fiscal year ending April 1, 2006.
Crowe Chizek rendered professional services required for the audit of the Company’s financial statements for the fiscal year ended April 2, 2005 and reviewed interim consolidated financial statements included in the Company’s Forms 10-Q for that year. The Company expects that representatives of Crowe Chizek will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
For the last two fiscal years, the Company was billed fees in the following amounts for services rendered by Crowe Chizek:

	Fiscal Year Ended	Fiscal Year Ended
	April 2, 2005	April 3, 2004
Audit fees	$54,900	$55,775
Audit-related fees	$7,250	$6,750
Tax fees	$0	$0
All other fees	$0	$0
Audit fees related to Crowe Chizek’s audit of the Company’s annual financial statements and their review of financial statements included in the Company’s quarterly reports on SEC Form 10-Q. Audit-related fees were incurred in connection with the audit of the Company’s 401(k) plan. All audit and non-audit services performed for the Company by its independent public accountants are subject to pre-approval by the Company’s Audit Committee.
In appointing Crowe Chizek to serve as the Company’s independent public accountants for the fiscal year ending April 1, 2006, the Audit Committee reviewed services performed during fiscal 2005 and proposed to be performed during fiscal 2006. The Audit Committee also considered the independence of Crowe Chizek.
The Board recommends a vote “FOR” the proposal to approve such appointment. In the event shareholders do not approve the selection of Crowe Chizek, the Board will seek to determine from shareholders the principal reasons Crowe Chizek was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent public accountants should be selected for fiscal 2006.

REPORT OF AUDIT COMMITTEE
The Audit Committee of the Board of Directors is comprised of Brady L. Skinner, Chairman, and Edward A. Nicholson. Each member of the Audit Committee is independent as “independence” is defined in the listing standards of the National Association of Securities Dealers.
The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which was attached to the this Proxy Statement. The Charter was initially adopted by the Board of Directors in 1979 and has been amended by the Board several times thereafter, most recently in June 2004.
In connection with the fulfillment of its responsibilities, the Audit Committee has:
•	Reviewed and discussed the Company’s audited financial statements for the fiscal year ended April 2, 2005 with management and with Crowe Chizek, the Company’s independent auditors.

•	Discussed with Crowe Chizek the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Received the written disclosures and the letter from Crowe Chizek regarding their independence as required by Independence Standards Board Standard No. 1. The Committee also discussed with Crowe Chizek their independence.
Based upon the foregoing and other discussions with management and Crowe Chizek, the Committee recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2005 for filing with the Securities and Exchange Commission.
The Committee has also appointed Crowe Chizek as independent auditors for the Company for the fiscal year ending April 1, 2006, subject to shareholder approval.

AUDIT COMMITTEE MEMBERS

Brady L. Skinner, Chairman Edward A. Nicholson
SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
Set forth in the table below is information as of July 31, 2005 with respect to the number of Common Shares of the Company beneficially owned by each director and executive officer of the Company and by all directors and executive officers as a group.
For purposes of this table, an individual is considered to “beneficially own” any Common Shares (i) over which he exercises sole or shared voting or investment power, or (ii) of which he has the right to acquire beneficial ownership at any time within 60 days after July 31, 2005. Unless otherwise indicated, voting power and investment power is exercised solely by the named individual or individuals in the group or is shared by such individual and his spouse or children.

	Number of Shares		Total as a
Individual or	Beneficially Owned		Percentage of the
Group	as of July 31, 2005		Class (a)
John R. Folkerth (b)	605,690	(c)(d)	23.0%

Robert L. Folkerth (b)	253,093	(c)(d)	9.4%

J. Michael Herr	13,200	(e)	(f)

Lawrence R. Jones (b)	117,446	(d)	4.4%

Edward A. Nicholson	12,100	(e)	(f)

Mark A. May (b)	82,156	(c)(d)	3.1%

Brady L. Skinner	17,000	(e)	(f)

Directors and Executive Officers as a Group (7 persons)	1,100,685	(c)(g)	37.7%

(a)	The percentages are calculated on the basis of the number of Common Shares outstanding as of July 31, 2005 plus the number of Common Shares subject to outstanding options exercisable within 60 days thereafter that are held by the individual or group, as the case may be.

(b)	The business address of John R. Folkerth, Robert L. Folkerth, Lawrence R. Jones and Mark A. May is 6530 Poe Avenue, Dayton, Ohio 45414.

(c)	The table includes 26,971, 3,496, 10,156 and 46,444 shares held in the Company’s Savings Plan for the benefit of John R. Folkerth, Robert L. Folkerth, Mark A. May and all directors and executive officers as a group, respectively. The Savings Plan’s participants have the right to vote shares held for their accounts, but disposition of the shares is restricted and may be made only in accordance with the terms of the Plan. Information with respect to shares held in the Savings Plan is as of July 31, 2005.

(d)	Includes 30,000, 90,000, 85,000 and 70,000 shares that may be acquired at any time within 60 days after July 31, 2005 by John R. Folkerth, Robert L. Folkerth, Lawrence R. Jones and Mark A. May, respectively, upon the exercise of options granted under the Company’s Stock Option Plans.

(e)	Includes 12,000 shares that may be acquired at any time within 60 days after July 31, 2005, upon the exercise of options granted under the Company’s Director Stock Option Plan for non-employee directors.

(f)	Less than 1.0%.

(g)	Includes 311,000 shares that may be acquired at any time within 60 days after July 31, 2005, upon the exercise of options granted under the Company’s Director Stock Option Plan, 1995 Stock Option Plan and 1997 Stock Option Plan by all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Federal securities laws require our directors and officers and persons who own more than 10% of the outstanding Common Shares of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports. Based solely upon our review of the copies of these reports received by us and written representations that no other reports were required to be filed, we believe that, during the fiscal year ended April 2, 2005, all filing requirements applicable to our directors, officers and greater than 10% shareholders were met.
COMPANY STOCK PERFORMANCE GRAPH
The graph that follows compares the Company’s cumulative total return to shareholders for the five-year period ended April 2, 2005 with the Total Return Index for The NASDAQ Stock Market (US Companies) and the Total Return Index for Nasdaq Retail Trade Stocks for such five-year period. The graph assumes that $100 was invested on April 2, 2000 in the Company’s Common Shares and in each of the two indexes and that dividends were reinvested.
SHOPSMITH, INC.
Company Stock Performance Graph
EXECUTIVE COMPENSATION
The following table sets forth certain summary information, for the fiscal years indicated, concerning the compensation of John R. Folkerth, Chairman and Chief Executive Officer, Robert L. Folkerth, President and Chief Operating Officer, and Lawrence R. Jones, Vice President - Operations.

SUMMARY COMPENSATION TABLE

				Long Term
		Annual Compensation		Compensation
				Securities	All Other
	Fiscal			Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options (#)	($)(1)(2)(3)
John R. Folkerth, Chairman	2005	$150,000	$0	-0-	$5,500
and Chief Executive Officer	2004	150,000	10,539	-0-	5,500
	2003	136,154	10,653	30,000	5,000

Robert L. Folkerth, President	2005	$117,624	$0	-0-	$1,684
and Chief Operating Officer	2004	117,624	9,904	-0-	1,684
	2003	106,766	8,354	30,000	1,684

Lawrence R. Jones,	2005	$104,041	$0	-0-	$2,421
Vice President – Operations	2004	100,510	9,493	-0-	2,421
	2003	89,255	6,983	-0-	2,421

(1)	Includes $5,500 for each of 2005, 2004 and 2003 representing whole life insurance premiums paid by the Company for insurance benefiting Mr. John Folkerth.

(2)	Includes $1,684 for each of 2005, 2004 and 2003 representing whole life insurance premiums paid by the Company for insurance benefiting Mr. Robert Folkerth.

(3)	Includes $2,421 for each of 2005, 2004 and 2003 representing whole life insurance premiums paid by the Company for insurance benefiting Mr. Jones.
Stock Options
The following table sets forth information concerning options granted to, and unexercised options held by, certain executive officers of the Company. No options were granted to or exercised by any named executive officer during fiscal year 2005.

FISCAL YEAR-END OPTION TABLE

	Number of Securities Underlying		Value of Unexercised In-the-
	Unexercised Options at April 2, 2005		Money Options at April 2, 2005
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Folkerth	30,000	-0-	$600	-0-

Robert L. Folkerth	90,000	-0-	600	-0-

Lawrence R. Jones	85,000	-0-	1,800	-0-
REPORT OF COMPENSATION COMMITTEE
CONCERNING EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors is comprised of Edward A. Nicholson, Chairman, J. Michael Herr and Brady L. Skinner. The duties of the Compensation Committee include fixing (or making recommendations to the full Board with respect to) the salaries of executive officers, administering the Company’s option plans, and establishing (or making recommendations to the full Board with respect to) annual incentive compensation programs.
The approach of the Compensation Committee to executive compensation during the last several years has generally been to keep base salary levels relatively steady with selective adjustments, and to provide performance-related incentives through cash incentive compensation opportunities and stock options. However, no incentive compensation plan was implemented in fiscal year 2005, and no stock options have been granted to executive officers since fiscal year 2003.
Salaries of executive officers are reviewed annually. Effective as of April 1995, Mr. John R. Folkerth’s salary was fixed at $150,000. At its subsequent annual reviews of executive officers’ to and including fiscal 2005, the Compensation Committee continued Mr. Folkerth’s salary at the $150,000 level. Annual salary adjustments for other officers have not exceeded 3.5% during any of the last three years. Salaries of executive officers, including Mr. Folkerth, have, however, been impacted by salary reduction plans, as discussed below.
Although there has been no specific relationship between the salaries of executive officers and the Company’s performance, the Compensation Committee and the Board of Directors do consider that performance in setting executive salaries. With specific reference to Mr. John R. Folkerth’s salary, the primary factor in fixing his salary has been his historical salary level.
In May 2002 the Company implemented an employee salary reduction plan under which the salaries of officers were reduced by 15% and the salaries of other employees by 10%. Reductions under the plan continued through December 2002. As part of the plan, fiscal 2003 pre-tax income above $100,000 was to be used to return the amount of the reduction to the officers and employees and to pay an additional incentive equal to the amount of the reduction. Fiscal 2003 income levels permitted approximately 76% of the reduction to be returned, with no additional incentive being paid.
With respect to fiscal 2004, the Committee adopted an incentive compensation plan under which (i) the first $22,100 of earnings in excess of $100,000 would be applied to make whole participants in the fiscal 2003 salary reduction plan, and (ii) a portion of any additional earnings would be used for the payment of cash bonuses to executive officers. Under the plan, cash bonuses of $7,400 were paid to each of Messrs. John R. Folkerth, Robert L. Folkerth, Jones and May, in addition to having their salary reductions restored.

The Compensation Committee has in some years exercised discretionary authority over the payment of bonuses to Mr. John R. Folkerth. No discretionary bonus award was made to Mr. John R. Folkerth for fiscal 2005.
Effective as of April 3, 2005, salaries of executive officers were reduced 15%, and salaries of other salaried employees were reduced 10%. In the event that earnings during the current fiscal year (fiscal 2006) exceed $100,000, the excess will be applied to return the amount of the reduction to the participating individuals.

MEMBERS OF COMPENSATION COMMITTEE

Edward A. Nicholson, Chairman J. Michael Herr Brady L. Skinner
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The Company’s Secretary, J. Michael Herr, is a member of the Compensation Committee of the Board of Directors.
TRANSACTIONS WITH MANAGEMENT
In July 2003, the Company established a credit facility with a bank lender and repaid borrowings from John Folkerth. Mr. Folkerth personally guaranteed $200,000 of the borrowings under the credit facility. In consideration of Mr. Folkerth’s agreement to provide the guaranty, the Company paid to Mr. Folkerth a guaranty fee of 1.5%. Guaranty fees of $3,000 were paid to Mr. Folkerth during the fiscal year ended April 2, 2005. The bank credit facility has been terminated.
OTHER MATTERS
The Board of Directors does not know of any other matters or business that may be brought before the meeting. If any such other matter or business should properly come before the meeting and any adjournment thereof, it is intended that the persons acting under the accompanying proxy will vote the shares represented thereby at their discretion.
The cost of preparing, assembling and mailing this Proxy Statement and the accompanying Proxy is to be borne by the Company. The Company may, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Proxies may be solicited personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation therefor.
SHAREHOLDERS’ PROPOSALS
A proposal by a shareholder that is intended for inclusion in the Company’s Proxy Statement and form of Proxy for the 2006 Annual Meeting of Shareholders must be received by the Company at 6530 Poe Avenue, Dayton, Ohio 45414, Attention: Secretary, on or before March 1, 2006 in order to be eligible for inclusion. If any shareholder who intends to propose any other matter (not included in the Proxy Statement) to be acted on at the 2006 Annual Meeting of Shareholders does not inform the Company of such matter by May 14, 2006, the persons named as proxies for the 2006 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the Proxy Statement for that meeting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website located at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information on the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our file number under the Securities Exchange Act of 1934 is 0-9318.
The SEC allows us to incorporate by reference the information we file with, or furnish, to them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that have previously been filed by us with the SEC (or in case of our Annual Report to Shareholders, furnished to the SEC):
- our Annual Report on Form 10-K for our fiscal year ended April 2, 2005;
- our Annual Report to Shareholders for our fiscal year ended April 2, 2005, a copy of which accompanies this Proxy Statement; and
-our Report on Form 10-Q for our first quarter ended July 2, 2005, a copy of which accompanies this Proxy Statement.
We will provide copies of these filings to you, without charge, if you write or call us at the following address and telephone number: 6530 Poe Avenue, Dayton, Ohio 45414, Attn: Mark A. May, Telephone: (937) 898-6070. If you would like to request copies of these filings before the Annual Meeting, please do so at least 10 days before the date of the Annual Meeting so that you will receive them before the Annual Meeting. We will send requested documents by first class mail within one business day of the receipt of the request. We will send copies of these filings to you exclusive of the exhibits to such filings, unless an exhibit is specifically incorporated by reference into the requested filing.
We have filed a Schedule 13E-3 with the SEC with respect to the proposed Reverse Stock Split. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed with or incorporated by reference in the Schedule 13E-3, is available for inspection or copying as set forth above.
Any statement contained in a document incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.
By Order of the Board of Directors,
J. Michael Herr
Secretary
October 27, 2005
Dayton, Ohio

APPENDIX A
September 28, 2005
The Board of Directors
Shopsmith Inc.
6530 Poe Avenue
Dayton, OH 45414
Members of the Board of Directors:
Shopsmith, Inc. (“Shopsmith” or the “Company”) has engaged Donnelly Penman (“DP&P”) to render an opinion as to the fairness, from a financial point of view, for the transaction whereby the Company will effect a 1-for-500 reverse stock split, with the result that shareholders owning less than 500 Common Shares of the Company (the “Cashed-Out Shareholders”) will have such shares cancelled and converted into the right to receive $0.27 in cash for each share owned (the “Cash Consideration”) immediately followed by a 500-for-1 forward stock split in which all shareholders owning 500 or more Common Shares (the “Continuing Shareholders”) will continue to own the same number of Common Shares as they owned prior to the transaction (the “Transaction”).
You have requested our opinion as to whether the Cash Consideration to be paid to the Cashed-Out Shareholders in connection with the Transaction is fair to all shareholders of the Company, including both the Cash-Out Shareholders and the Continuing Shareholders (collectively referred to as the “Common Shareholders”) from a financial point of view.
DP&P, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of securities, private placements and valuations for estate tax, succession planning, corporate and other purposes. We are registered with the Securities and Exchange Commission as a Broker-Dealer and are a member of the National Association of Securities Dealers.
In connection with our review of the proposed Transaction and the preparation of the “Materials Prepared for Discussion”, distributed on July 27th, 2005 to the Board of Directors, and of our opinion herein, we have, among other things:

I.	Reviewed Shopsmith’s Audited Financial Statements for the years ended April 5th, 2003, April 3rd, 2004 and April 2nd, 2005;

II.	Reviewed Shopsmith’s Annual Reports on Form 10-K and related financial information for the years ended April 5th, 2003, April 3rd, 2004 and April 2nd, 2005;

III.	Reviewed certain publicly available information with respect to historical market prices and trading activities for Shopsmith’s Common Shares and for certain publicly traded companies which DP&P deemed relevant;

IV.	Reviewed the ownership structure of Shopsmith;

V.	Reviewed certain non-public, internally-generated information and historical and financial forecasts relating to the general business, earnings, cash flow, assets and prospects for Shopsmith furnished to us by the management of Shopsmith for the 5 years ending April 2, 2010;

VI.	Discussed the past and current operations and financial condition and the prospects and projected financial performance of Shopsmith with members of senior management;

VII.	Visited Shopsmith’s Dayton facilities;

VIII.	Reviewed with management a potential liquidation analysis of the Company;

IX.	Reviewed a draft copy of the perspective Proxy Statement;

X.	Discussed with senior management of Shopsmith the financial terms of certain other transactions which we believe are generally comparable to the Transaction;

XI.	Discussed with Shopsmith’s management and advisors the legal, financial and practical ramifications of the Transaction;

XII.	Created various valuation models including discounted cash flow analysis, comparable companies transaction comparisons and other comparisons;

XIII.	Compared certain financial characteristics of Shopsmith to other publicly-held companies that we deemed to be relevant; and

XIV.	Reviewed such other financial and industry data and performed such other analysis and took into account such other matters as we deemed necessary.
In preparing our opinion, we have relied on and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to DP&P by Shopsmith. We do not assume any responsibility for independent verification of such information or any independent appraisal of Shopsmith’s assets or liabilities (contingent or otherwise). With respect to the financial forecasts, estimates, projections or other information furnished to us by Shopsmith, we have assumed, without any further independent investigations and analysis, that they have been reasonably prepared and reflect the best currently available estimates and judgment of Shopsmith’s management as to the expected future financial performance of Shopsmith, and we have relied upon Shopsmith to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. In addition, we have assumed the Transaction will be consummated substantially in accordance with the terms set forth in the proposed Transaction documents and that each party will perform all of the covenants and agreements required to be performed by it within the Transaction.
In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Shopsmith. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in our analyses was identical to Shopsmith or the Transaction. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect the public trading markets of Shopsmith or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.
It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, from a financial point of view, of the Cash Consideration and does not address Shopsmith’s underlying business decision to effect the Transaction or the structure, tax or accounting consequences of the Transaction, other terms of the Transaction, or the availability or advisability of any alternatives to the Transaction. Our opinion also does not in any manner address the prices at which the Common Shares will trade at any time, the value of the Company’s shares after the Transaction or following the announcement of the Transaction.
DP&P has been engaged to render financial advisory services to Shopsmith in connection with the proposed Transaction and will receive a fee for such services, a portion of which fee shall be paid upon delivery of this Fairness Opinion. In addition, Shopsmith has agreed to indemnify us against certain liabilities arising out of our engagement. As of the date of this Opinion, neither DP&P, nor any of its shareholders hold any direct position in Shopsmith Common Shares.
Our opinion is directed to the Board of Directors of Shopsmith and does not constitute a recommendation to the related party shareholders of Shopsmith regarding the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of DP&P to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld, except that there will be disclosure as required under Federal Securities Laws or other applicable law.
On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be paid by Shopsmith under the Transaction is fair, from a financial point of view, to the Common Shareholders.
Respectfully submitted,
Donnelly Penman & Partners

APPENDIX B
PROPOSAL I – REVERSE STOCK SPLIT
It is proposed that Article Fourth of the Amended Articles of Incorporation of the corporation be amended by adding the following new section to Article Fourth that will be numbered Section 4:
     Section 4. Reverse Stock Split and Forward Stock Split.
     I. At 6:00 p.m. Eastern Time on* ___, 2005 (the “Reverse Effective Time”), each five hundred (500) issued and outstanding Common Shares shall automatically, without further action on the part of the corporation or any holder of the Common Shares, be reclassified and converted into one (1) Common Share (the “Reverse Stock Split”). In connection with the Reverse Stock Split, the corporation shall not issue fractional shares to holders of less than 500 Common Shares. As a result of the Reverse Stock Split, each shareholder of the corporation holding less than five hundred (500) Common Shares immediately prior to the Reverse Effective Time shall only have the right to receive cash equal to $0.27 multiplied by the number of Common Shares owned by such holder immediately prior to the Reverse Effective Time, and such shareholder shall no longer have any further right as a holder of Common Shares. Each shareholder of record holding more than five hundred (500) Common Shares shall continue as a shareholder with respect to all Common Shares, including full shares and fractional shares resulting from the Reverse Stock Split.
     II. At 6:01 p.m., Eastern Time, on*___, 2005 (the “Forward Effective Time”), each Common Share then issued and outstanding, including fractional Common Shares, shall, without any further action on the part of the corporation or any holder of Common Shares, be re-classified as and converted into Common Shares at a rate of five hundred (500) Common Shares, such that each holder of at least one full share at the Reverse Effective Time shall hold at the Forward Effective Time the same number of Common Shares as the holder held immediately prior to the Reverse Effective Time (the “Forward Stock Split”).
     III. For purposes of Section 4, “shareholder of the corporation holding less than five hundred (500) Common Shares immediately prior to the Reverse Effective Time” includes any person that a nominee shareholder of record has identified to the corporation within 20 days after the Reverse Effective Time as beneficially owning less than 500 Common Shares as of the Reverse Effective Time.
PROPOSAL II – CAPITAL REDUCTION
It is proposed that Article Fourth of the Amended Articles of Incorporation of the corporation be amended by adding the following new section to Article Fourth that will be numbered Section 3:
     Section 3. At 6:00 p.m. Eastern Time on* ___, 2005, the “Stated Capital” of the issued Common Shares of the corporation carried upon the books of the corporation shall be reduced from the amount then existing to $26,052, and the amount by which “Stated Capital” is reduced shall be credited to “Capital Surplus” on the books of the corporation.

“*”	The date inserted will be the date following the Annual Meeting that the Board determines will be the Effective Date of the Transactions.

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CARD OF SHOPSMITH, INC.

xPLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY SHOPSMITH, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF SHOPSMITH, INC.
     The undersigned hereby appoints John R. Folkerth and Edward A. Nicholson, and each or either of them, attorneys and proxies, with power of substitution and with all the powers the undersigned would possess if personally present, to vote all of the Common Shares of Shopsmith, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the offices of the Company, 6530 Poe Avenue, Dayton, Ohio at 9:30 a.m. on Tuesday, December 6, 2005, and any adjournments thereof.
     The Board of Directors has fixed the close of business on October 19, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

Please be sure to sign and date	Date
this Proxy in the box below.
Shareholder sign above ________Co-holder (if any) sign above

		With-	For All
	For	hold	Except
1. To elect two directors to serve for a term of two years.	o	o	o
Robert L. Folkerth      Brady L. Skinner
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. To approve the Reverse Stock Split as described in the Proxy Statement for the meeting.	o	o	o
3. To approve the Capital Reduction as described in the Proxy Statement for the meeting.	o	o	o
4. To approve Crowe, Chizek and Company as the independent public accountants for the Company.	o	o	o
5. To transact such other business as may properly come before the meeting and any adjournment thereof.
The Board of Directors recommends a vote “FOR” proposals 1 and 2, 3 and 4. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.	o
Please sign as name(s) appear at left. Executors, administrators, trustees should indicate the capacity in which they sign.
Detach above card, sign, date and mail in postage paid envelope provided.
SHOPSMITH, INC.
c/o Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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